Exhibit 10.1

EXECUTION COPY

Customer CUSIP No.: 92534QAA2

Revolver Facility CUSIP No.: 92534QAD6

$300,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

VERTEX, INC., as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

Dated as of November 4, 2024

PNC CAPITAL MARKETS LLC, as Sole Lead Arranger and Sole Bookrunner

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			51
	2.1	Revolving Credit Commitments		51
		2.1.1	Revolving Credit Loans; Optional Currency Loans	51
		2.1.2	Swing Loan Commitment	51
	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		51
	2.3	Commitment Fees		52
	2.4	Termination or Reduction of Revolving Credit Commitments		52
		2.4.1	Termination or Reduction of Revolving Credit Commitments	52
	2.5	Revolving Credit Loan Requests; Swing Loan Requests		53
		2.5.1	Revolving Credit Loan Requests	53
		2.5.2	Swing Loan Requests	53
	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		54
		2.6.1	Making Revolving Credit Loans	54
		2.6.2	Presumptions by the Administrative Agent	54
		2.6.3	Making Swing Loans	55
		2.6.4	Repayment of Revolving Credit Loans	55
		2.6.5	Borrowings to Repay Swing Loans	55
		2.6.6	Swing Loans Under Cash Management Agreements	55
	2.7	Notes		56
	2.8	Use of Proceeds – Revolving Credit Facility		56
	2.9	Letter of Credit Subfacility		56
		2.9.1	Issuance of Letters of Credit	56
		2.9.2	Letter of Credit Fees	58
		2.9.3	Disbursements, Reimbursement	58
		2.9.4	Repayment of Participation Advances	59
		2.9.5	Documentation	60
		2.9.6	Determinations to Honor Drawing Requests	60
		2.9.7	Nature of Participation and Reimbursement Obligations	60
		2.9.8	Indemnity	62
		2.9.9	Liability for Acts and Omissions	62
	2.10	Defaulting Lenders		63
	2.11	Utilization of Commitments in Optional Currencies		65

i

		2.11.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	65
		2.11.2	Requests for Additional Optional Currencies	66
	2.12	Funding by Branch, Subsidiary or Affiliate		66
	2.13	Currency Repayments		66
	2.14	Optional Currency Amounts		66
	2.15	Extension of Incremental Term Loans and Revolving Credit Commitments		67

3.	RESERVED			70

3. A	INCREMENTAL FACILITIES			70
	3. A.1	Incremental Commitments		70

4.	INTEREST RATES			74
	4.1	Interest Rate Options		74
		4.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	74
		4.1.2	[Reserved]	75
		4.1.3	[Reserved]	75
		4.1.4	Rate Quotations	75
	4.2	Interest Periods		75
		4.2.1	Amount of Borrowing Tranche	75
		4.2.2	Renewals	75
		4.2.3	No Conversion of Optional Currency Loans	75
	4.3	Interest After Default		76
		4.3.1	Interest Rate	76
		4.3.2	Letter of Credit Fees and Other Obligations	76
		4.3.3	Acknowledgment	76
	4.4	Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting		77
	4.5	Selection of Interest Rate Options		84
	4.6	Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, or Eurocurrency Rate		84

5.	PAYMENTS			85
	5.1	Payments		85
	5.2	Pro Rata Treatment of Lenders		85
	5.3	Sharing of Payments by Lenders		86
	5.4	Presumptions by Administrative Agent		86
	5.5	Interest Payment Dates		87
	5.6	Voluntary Prepayments		87
		5.6.1	Right to Prepay	87
		5.6.2	Replacement of a Lender	88
		5.6.3	Designation of a Different Lending Office	89
	5.7	Mandatory Prepayments		89
		5.7.1	Sale of Assets	89
		5.7.2	Issuance of Debt	90

		5.7.3	Material Recovery Event	90
		5.7.4	Currency Fluctuations	90
		5.7.5	Application of Payments	90
		5.7.6	Application Among Interest Rate Options	90
	5.8	Increased Costs		91
		5.8.1	Increased Costs Generally	91
		5.8.2	Capital Requirements	92
		5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	92
		5.8.4	Delay in Requests	92
	5.9	Taxes		92
		5.9.1	Issuing Lender	92
		5.9.2	Payments Free of Taxes	92
		5.9.3	Payment of Other Taxes by the Loan Parties	93
		5.9.4	Indemnification by the Loan Parties	93
		5.9.5	Indemnification by the Lenders	93
		5.9.6	Evidence of Payments	93
		5.9.7	Status of Lenders	94
		5.9.8	Treatment of Certain Refunds	95
		5.9.9	Survival	96
	5.10	Indemnity		96
	5.11	Settlement Date Procedures		97
	5.12	Currency Conversion Procedures for Judgments		97
	5.13	Indemnity in Certain Events		98

6.	REPRESENTATIONS AND WARRANTIES			98
	6.1	Representations and Warranties		98
		6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	98
		6.1.2	Subsidiaries and Owners; Investment Companies	98
		6.1.3	Validity and Binding Effect	99
		6.1.4	No Conflict; Material Agreements; Consents	99
		6.1.5	Litigation	99
		6.1.6	Financial Statements	99
		6.1.7	Margin Stock	100
		6.1.8	Full Disclosure	100
		6.1.9	Taxes	101
		6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.	101
		6.1.11	Liens in the Collateral	101
		6.1.12	Insurance	101
		6.1.13	ERISA Compliance	101
		6.1.14	Environmental Matters	102
		6.1.15	Solvency	102
		6.1.16	Sanctions and International Trade Laws	102
		6.1.17	Anti-Corruption Laws	102
		6.1.18	Certificate of Beneficial Ownership	103
		6.1.19	EEA Financial Institution	103

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			103
	7.1	First Loans and Letters of Credit		103
		7.1.1	Deliveries	103
		7.1.2	Payment of Fees	105
	7.2	Each Loan or Letter of Credit		105

8.	COVENANTS			105
	8.1	Affirmative Covenants		105
		8.1.1	Preservation of Existence, Etc.	105
		8.1.2	Payment of Taxes	106
		8.1.3	Maintenance of Insurance	106
		8.1.4	Maintenance of Properties and Leases	106
		8.1.5	Visitation Rights	106
		8.1.6	Keeping of Records and Books of Account	107
		8.1.7	Compliance with Laws; Use of Proceeds	107
		8.1.8	Further Assurances	107
		8.1.9	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	107
		8.1.10	Keepwell	108
		8.1.11	Control Agreements	108
		8.1.12	Additional Collateral; Joinder of Subsidiaries	108
		8.1.13	Certificate of Beneficial Ownership and Other Additional Information	110
	8.2	Negative Covenants		110
		8.2.1	Indebtedness	110
		8.2.2	Liens; Lien Covenants	112
		8.2.3	Guaranties	113
		8.2.4	Loans and Investments	113
		8.2.5	Dividends and Related Distributions	114
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	115
		8.2.7	Dispositions of Assets or Subsidiaries	116
		8.2.8	Affiliate Transactions	118
		8.2.9	Subsidiaries and Partnerships	118
		8.2.10	Continuation of or Change in Business	118
		8.2.11	Fiscal Year	118
		8.2.12	[Intentionally Omitted]	118
		8.2.13	Changes in Organizational Documents	118
		8.2.14	Minimum Interest Coverage Ratio	119
		8.2.15	Maximum Secured Debt Net Leverage Ratio	119
		8.2.16	Limitation on Negative Pledges	119
		8.2.17	Limitation on Restrictions on Subsidiary Distributions	120
		8.2.18	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	120
		8.2.19	[Reserved]	120
		8.2.20	Restriction on Transfer of Intellectual Property	120
	8.3	Reporting Requirements		121
		8.3.1	Quarterly Financial Statements	121

		8.3.2	Annual Financial Statements	121
		8.3.3	Certificate of the Borrower	121
		8.3.4	Notices	122

9.	DEFAULT			123
	9.1	Events of Default		123
		9.1.1	Payments Under Loan Documents	123
		9.1.2	Breach of Warranty	123
		9.1.3	[Reserved]	123
		9.1.4	Breach of Certain Covenants	123
		9.1.5	Breach of Other Covenants	123
		9.1.6	Defaults in Other Agreements or Indebtedness	123
		9.1.7	Final Judgments or Orders	124
		9.1.8	Loan Document Unenforceable	124
		9.1.9	Uninsured Losses; Proceedings Against Assets	124
		9.1.10	Events Relating to Pension Plans and Multiemployer Plans	125
		9.1.11	Change of Control	125
		9.1.12	Relief Proceedings	125
	9.2	Consequences of Event of Default		125
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	125
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	125
		9.2.3	Set-off Enforcement of Rights and Remedies	126
		9.2.4	Application of Proceeds	127

10.	THE ADMINISTRATIVE AGENT			128
	10.1	Appointment and Authority		128
	10.2	Rights as a Lender		129
	10.3	Exculpatory Provisions		129
	10.4	Reliance by Administrative Agent		130
	10.5	Delegation of Duties		130
	10.6	Resignation of Administrative Agent		131
	10.7	Non-Reliance on Administrative Agent and Other Lenders		131
	10.8	No Other Duties, etc.		132
	10.9	Administrative Agent’s Fee		132
	10.10	Authorization to Release Collateral and Guarantors		132
	10.11	No Reliance on Administrative Agent’s Customer Identification Program		133
	10.12	Administrative Agent May File Proofs of Claim		133
	10.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products		134
	10.14	Erroneous Payments		134

11.	MISCELLANEOUS			137
	11.1		Modifications, Amendments or Waivers	137
		11.1.1	Increase of Commitment	137
		11.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	137

v

	11.1.3	Release of Collateral or Guarantor; Subordination of Collateral	137
	11.1.4	Miscellaneous	137
11.2	No Implied Waivers; Cumulative Remedies		138
11.3	Expenses; Indemnity; Damage Waiver		139
	11.3.1	Costs and Expenses	139
	11.3.2	Indemnification by the Borrower	140
	11.3.3	Reimbursement by Lenders	140
	11.3.4	Waiver of Consequential Damages, Etc.	141
	11.3.5	Payments	141
	11.3.6	Survival	141
11.4	Holidays		141
11.5	Notices; Effectiveness; Electronic Communication		141
	11.5.1	Notices Generally	141
	11.5.2	Electronic Communications	142
	11.5.3	Change of Address, Etc.	143
	11.5.4	Certificates of Officers	143
11.6	Severability		143
11.7	Duration; Survival		143
11.8	Successors and Assigns		143
	11.8.1	Successors and Assigns Generally	143
	11.8.2	Assignments by Lenders	144
	11.8.3	Register	146
	11.8.4	Participations	146
	11.8.5	Certain Pledges; Successors and Assigns Generally	147
	11.8.6	Cashless Settlement	147
	11.8.7	Arrangers/Bookrunners	147
11.9	Confidentiality		148
	11.9.1	General	148
	11.9.2	Sharing Information With Affiliates of the Lenders	148
11.10	Counterparts; Integration; Effectiveness; Electronic Execution		149
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ADDITIONAL WAIVERS		149
	11.11.1	Governing Law	149
	11.11.2	SUBMISSION TO JURISDICTION	149
	11.11.3	WAIVER OF VENUE	150
	11.11.4	SERVICE OF PROCESS	150
	11.11.5	WAIVER OF JURY TRIAL	150
11.12	USA Patriot Act Notice		151
11.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions		151
11.14	Acknowledgement Regarding Any Supported QFCs		152
11.15	Certain ERISA Matters		153
11.16	Non-Public Information		154
11.17	Mutual Negotiations		154
11.18	Amendment and Restatement of Existing Credit Agreement		155

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(ACD)	-	EXISTING CONVERTIBLE DEBT
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(L)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)	-	EXISTING LIENS
SCHEDULE 1.1(PH)	-	PERMITTED HOLDERS
SCHEDULE 1.1(SO)	-	STOCK OPTION AGREEMENTS
SCHEDULE 6.1.1	-	[RESERVED]
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.2.4	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTEE AND COLLATERAL AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of November 4, 2024 and is made by and among VERTEX, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrower has requested that the Lenders provide a revolving credit facility to the Borrower in an aggregate principal amount of $300,000,000 (the “Revolving Credit Facility”) as of the Closing Date. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.        CERTAIN DEFINITIONS

1.1            Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Accession Agreement shall have the meaning set forth in Section 3A.1(vii) [Amendment to Loan Documents - Incremental Facilities].

Acquisition shall mean the acquisition by purchase, lease, merger, consolidation, amalgamation or otherwise, whether through a single transaction or a series of related transactions, of (i) all or substantially all of the Capital Stock in any Person or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Affected Financial Institution shall mean (i) any EEA Financial Institution or (ii) any UK Financial Institution.

Affiliate shall mean, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Anti-Corruption Laws shall mean (a) the FCPA, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

Anti-Money Laundering Laws means (a) the Bank Secrecy Act and the USA Patriot Act; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(i)            the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”,

(ii)            [reserved];

(iii)            the percentage spread to be added to the Term SOFR Rate, Eurocurrency Rate or RFR applicable to Revolving Credit Loans that are under the Term SOFR Rate Option, Eurocurrency Rate Option or Daily Simple RFR Option, as applicable, based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Term SOFR Rate, Eurocurrency Rate or Daily Simple RFR Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Sale shall have the meaning assigned to such term in Section 5.7.1 [Sale of Assets Etc.].

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chairman of the Board, the Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Treasurer, Assistant Treasurer, Secretary, General Counsel or Controller of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Available Currencies shall mean, at any time, Dollars and all Optional Currencies at such time; individually, an “Available Currency”.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation shall mean (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Event shall have the meaning specified in the definition of Defaulting Lender.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4(b) [Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

Base Rate Loan shall mean a Loan that bears interest based on the Base Rate.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Options].

Beneficial Owner shall mean each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (ii) a single individual with significant responsibility to control, manage, or direct the Borrower.

Benefit Plan shall mean any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Blocked Property means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) in which a Sanctioned Person otherwise holds any interest; (c) located in a Sanctioned Jurisdiction; or (d) that would cause any violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

Bloomberg means Bloomberg Index Services Limited (or a successor administrator).

Borrower shall have the meaning specified in the introductory paragraph.

Borrower Equity Interests shall mean equity interests in the Borrower.

Borrower Parent Company shall mean any Person of which the Borrower is a direct or indirect wholly owned Subsidiary.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Incremental Term Loans, Revolving Credit Loans, or Swingline Loans, as the context may require, consisting of simultaneous loans of the same Type in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Daily Rate Loans of the same Type and Currency shall be considered one Borrowing Tranche.

Brazil Acquisition Agreement shall mean such agreement, dated as of December 27, 2019, under which Vertex Inc. purchased 60% of the equity issued by SYSTAX Sistemas Fiscais Ltda. with the expectation of acquiring the remaining 40% over a period of time (as amended, supplemented or otherwise supplemented, provided that the Administrative Agent, with the consent of the Required Lenders, shall have consented to modifications materially adverse to the Lenders).

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Daily RFR Loan, the term “Business Day” means any such day that is also a Daily RFR Business Day; and (iii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day.

Capital Lease Obligations shall mean with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) any real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 8.2.2 [Liens; Lien Covenants], a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

Capital Stock shall mean (i) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and (ii) any and all warrants, rights or options to purchase any of the foregoing; provided, however, that unless actually converted into Capital Stock described in clause (i) immediately above, Convertible Debt shall not constitute Capital Stock.

Capped Call Transaction shall mean any capped call option purchased by the Borrower (or substantively equivalent derivative transaction, including the utilization of one or more call options supplemented by net-share settled warrants sold by the Borrower) relating to the Borrower’s common stock in connection with the issuance of any Convertible Debt and settled in common stock of the Borrower, cash or a combination thereof, and cash in lieu of fractional shares of common stock; provided that the aggregate purchase price for such Capped Call Transaction(s) does not exceed the net proceeds received by Borrower from the issuance of such Convertible Debt.

Cash Collateralize shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing (unless otherwise agreed by the Administrative Agent in its sole discretion) deposit account(s) at the Administrative Agent.

Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

CEA shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Certificate of Beneficial Ownership shall mean a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) underwriters in the course of their distribution of Capital Stock in an underwritten registered public offering (provided such underwriters shall not hold such Capital Stock for longer than five Business Days)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power to elect the members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; provided that it shall not be deemed to be a Change of Control if any Permitted Holders or a combination thereof are or become a “beneficial owner” of more than 35% of such voting power or (b) during any period of twelve (12) consecutive months, commencing before or after the Closing Date, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors who were nominated, approved or elected by a majority of directors then in office) ceasing to constitute a majority of the board of directors of the Borrower.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Class, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Incremental Term Loans, Revolving Credit Loans or Swing Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) outstanding Revolving Credit Loans or Revolving Credit Commitments, or (b) Incremental Term Commitment or Incremental Term Loans.

Closing Date shall mean November 4, 2024.

Code shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral under the (i) Guarantee and Collateral Agreement, (ii) the IP Security Agreements and (iii) any other Collateral Document.

Collateral Document shall mean the Guarantee and Collateral Agreement, the IP Security Agreements and each other security agreement or other instrument or document executed pursuant to this Agreement (including pursuant to Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries]) to secure the Secured Obligations.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Incremental Commitment and, in the case of the Swing Loan Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Incremental Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Communications means as is specified in Section 11.5.2 [Electronic Communications].

Compliance Authority means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Conforming Changes shall mean, with respect to the Term SOFR Rate or Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Cash Interest Expense shall mean, for any period, the excess of (i) the sum, without duplication, of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (b) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (excluding capitalized loan origination costs and fees incurred on or prior to the Closing Date in connection with the Transactions) and (c) any cash payments made during such period in respect of obligations referred to in clause (ii)(b) below that were amortized or accrued in a previous period, minus (ii) to the extent included in such consolidated interest expense for such period, the sum of (a) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (b) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

Consolidated EBITDA for any period of determination shall mean (i) net income plus, without duplication and to the extent deducted in determining such net income, the sum of (a) depreciation, amortization, interest expense and income tax expense, (b) other non-cash charges to net income, but excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges, (c) non-cash charges related to stock-based compensation expense or “mark-to-market” expenses related to stock-based compensation liabilities that have reduced net income in such period and have been reflected on the balance sheet of the Borrower and its Subsidiaries (whether or not expected to result in a future cash payment), (d) third party transaction costs and expenses in connection with any Acquisition (whether or not consummated), (e) extraordinary, non-recurring or unusual losses and expenses, (f) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Convertible Debt, (g) any third party transaction fees and expenses for such period relating to the Convertible Debt, Approved Convertible Preferred Stock (as defined in the Existing Credit Agreement) or Target Acquisition (as defined in the Existing Credit Agreement) (whether or not, in each case, consummated) and (h) severance, recruiting, retention and relocation, signing and stay bonuses and related costs, charges and expenses in an aggregate amount not to exceed $10,000,000 from and after the Closing Date, minus (ii) without duplication and to the extent included in determining such net income, (a) non-cash credits to net income (excluding non-cash credits that are to become cash credits in a future period and represent an accrual or reserve for a future or potential future cash payment), (b) the portion of any cash payment made in relation to the exercise or settlement of any stock-based compensation, simultaneously with the reduction of any such balance sheet liability or reserve in such period that the payment was made (whether or not such payment increased or decreased net income in that period) related to non-cash charges added to Consolidated EBITDA pursuant to clause (c) above and only to the extent so added, (c) any extraordinary, non-recurring or unusual gains and income and (d) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Convertible Debt.

For purposes of calculating the Secured Debt Net Leverage Ratio, Total Debt Net Leverage Ratio and the Interest Coverage Ratio only, if during any period the Borrower or any Subsidiary thereof shall have made any Acquisition or Disposition, such transaction shall be deemed to have occurred on and as of the first day of such period, so long as, with respect to Acquisitions, (a) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Acquisition during the period of determination is fifteen percent (15%) or more of Consolidated EBITDA prior to including such income statement items, the Administrative Agent shall have received for the prior one (1)-year period audited financial statements prepared on a GAAP basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP aspects) or an independent third-party due diligence report for such Person from a nationally recognized accounting firm or other recognized firm reasonably acceptable to the Administrative Agent or (b) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Acquisition during the period of determination is less than fifteen percent (15%) of Consolidated EBITDA prior to including such income statement items for the prior three (3)-year period, audited financial statements, if available, prepared on a GAAP basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP aspects) or to the extent such Person to be acquired has no such audited historical financial results, the management prepared financial results of such Person for the applicable period, with such results to be in form and substance reasonably acceptable to the Administrative Agent; provided, that, if such audited financial statements, management prepared financial statements or third-party due diligence report, as applicable, are required and have not been provided to the Administrative Agent (and distributed to the Lenders), the historical Consolidated EBITDA of such Person or attributable to such assets shall not be included in the calculation of Consolidated EBITDA unless consented to in writing by the Administrative Agent in its sole discretion.

Whenever pro forma effect or a determination of pro forma compliance is to be given with respect to an Acquisition the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include (i) any projected operating expense reductions, synergies or cost savings (net of continuing associated expenses) that are reasonably anticipated by the Borrower to be achieved in connection with any such event within the 24-month period following the consummation of such event, which the Borrower determines in good faith are reasonable as of the date of such computation and (ii) (without duplication of clause (i)(e) of the first paragraph of this definition) cost savings initiatives and/or operating improvements, restructurings, cost savings and similar initiatives, actions and/or events, including (A) reductions in costs of an acquired entity or business or a sold entity or business which will be non-recurring following the acquisition thereof, (B) reduction in personnel expenses (including severance), (C) reduction of costs related to administrative functions, (D) reductions of costs (including closures) related to leased or owned properties, (E) reduction or elimination of costs from the consolidation of operations or synergies therefrom and (F) streamlining of overhead (taking into account the historical financial statements of any relevant acquired entity or business or a sold entity or business and the consolidated financial statements of the Borrower and its Subsidiaries), assuming the relevant Acquisition and/or operating improvement, restructuring, cost savings and/or similar initiative, action and/or event and all other Acquisitions, operating improvements, restructurings, cost savings and similar initiatives, actions and/or events that have been consummated after the beginning of such period, had been consummated at the beginning of such period; provided that (w) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition thereof, (x) if any cost savings or other adjustments included in any pro forma calculations based on the anticipation that such cost savings or other adjustments will be achieved within such 24-month period shall at any time cease to be reasonably anticipated by the Borrower to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or other adjustments, (y) the aggregate amount added to Consolidated EBITDA pursuant to this paragraph in any four consecutive quarterly period shall not exceed twenty percent (20%) of Consolidated EBITDA for such period of four consecutive fiscal quarters (calculated prior to giving effect to this paragraph) and (z) such items added to Consolidated EBITDA pursuant to this paragraph shall be supported by such documentation as shall be reasonably requested by the Administrative Agent.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Convertible Debt shall mean (a) the Indebtedness listed on Schedule 1.1(A) (the “Existing Convertible Debt”) and (b) any other unsecured Indebtedness issued after the Closing Date, whether in one or more series (plus, for each such series issued, any applicable greenshoe amount and, with respect to any extension, refinancing, renewal or replacement of any Convertible Debt, premiums and accrued and unpaid interest with respect to such Convertible Debt being refinanced and reasonable fees and expenses relating to such extension, renewal, refinancing or replacement financing) at any time outstanding, in each case, that is convertible into Capital Stock (other than Disqualified Equity Interests) of the Borrower (and cash in lieu of fractional shares), cash or a combination of Capital Stock (other than Disqualified Equity Interests) of the Borrower and cash.

Covered Entity means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

Currency shall mean Dollars or any Optional Currency and “Currencies” shall mean, collectively, Dollars and each Optional Currency.

Daily Rate Loan shall mean a Loan that bears interest at a rate based on the (i) Base Rate or (ii) Daily Simple RFR.

Daily Rate Loan Option shall mean the Base Rate Option or the Daily Simple RFR Option, applicable.

Daily RFR Adjustment means with respect to Daily RFR Loans, the applicable adjustment set forth in the table below:

RFR	Daily RFR Adjustment
SONIA	0.0326%

Daily RFR Administrator means the SONIA Administrator.

Daily RFR Business Day means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, a day on which banks are open for general business in London.

Daily RFR Day has the meaning specified in the definition of “Daily Simple RFR”.

Daily RFR Loan means a Loan that bears interest at a rate based on a Daily Simple RFR.

Daily Simple RFR shall mean, for any day (a “Daily RFR Day”), a rate per annum determined by the Administrative Agent (rounded upwards at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable Daily RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the Daily RFR Administrator’s Website; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Daily Simple RFR for each outstanding Daily RFR Loan shall be adjusted automatically without notice to the Borrower on and as of the effective date of any change in the applicable RFR. Determination of the Daily Simple RFR by the Administrative Agent shall be deemed conclusive absent manifest error.

Daily Simple RFR Lookback Days shall mean SONIA Lookback Days and each a Daily Simple RFR Lookback Day.

Daily Simple RFR Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(iii) [Revolving Credit Daily Simple RFR Option], as applicable.

Daily Simple SOFR means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

Defaulting Lender shall mean any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Letters of Credit or Swing Loans or (c) pay over to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (iv) has become the subject of a Bankruptcy Event, (v) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders or (vi) has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Disposition or Dispose shall mean the sale, transfer, license, lease or other disposition outside of the ordinary course of business of any property by any Loan Party or Subsidiary other than pursuant to clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xiii) or (xiv) of Section 8.2.7 [Dispositions of Assets or Subsidiaries], including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interest shall mean, with respect to any Person, any Capital Stock in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(i)            matures or is mandatorily redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock), whether pursuant to a sinking fund obligation or otherwise;

(ii)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock); or

(iii)            is redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date of any Facility (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the date hereof, the date hereof); provided, however, that (i) any Capital Stock in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to Payment in Full and (ii) any Capital Stock in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

Distribution shall mean any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any Loan Party’s shares of Capital Stock or on account of the purchase, redemption, retirement or acquisition of any Loan Party’s shares of Capital Stock (or warrants, options or rights therefor).

Division/Series Transaction shall mean, with respect to any Loan Party and its Subsidiaries, that any such Person (i) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (ii) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction (including any division or Plan of Division under Delaware law or any comparable event under a different jurisdiction’s law).

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean, in each case, the lawful currency of the United States of America.

Dollar Equivalent shall mean, for any amount, at the time of determination thereof, (i) if such amount is expressed in Dollars, such amount, (ii) if such amount is expressed in an Optional Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Optional Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans and Letters of Credit denominated in an Optional Currency to which the Eurocurrency Rate would apply), the applicable Daily Simple RFR Lookback Day (for amounts relating to Daily RFR Loans and Letters of Credit denominated in an Optional Currency to which a Daily Simple RFR would apply), immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (iii) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clauses (ii) or (iii) above shall be conclusive absent manifest error.

Domestic Subsidiary shall mean any Subsidiary of the Borrower incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

EEA Financial Institution shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Assignee shall mean any Person eligible to become an assignee of a Lender under 11.8.2. [Assignment by Lenders]

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligible Step-Up Acquisition has the meaning assigned to it in Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio].

Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of “Equivalent Amount”.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (i) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (ii) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the determination that any Pension Plan is an at risk plan within the meaning of section 430 of the Code or any regulations promulgated thereunder or a Multiemployer Plan is in endangered or critical status within the meaning of section 432 of the Code or section 305 of ERISA or any regulations promulgated under either such section; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group.

ERISA Group shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

Erroneous Payment has the meaning assigned to it in Section 10.14(a) [Erroneous Payments].

Erroneous Payment Deficiency Assignment has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Impacted Class has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Return Deficiency has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Subrogation Rights has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

EURIBOR has the meaning specified in the definition of “Eurocurrency Rate”.

Euro and € shall mean the single currency of the Participating Member States.

Eurocurrency Banking Day means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, a TARGET Day.

Eurocurrency Rate means, for any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to Euros, the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for which such EURIBOR Rate was published thereon; provided further that any EURIBOR so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”); provided that if the Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by the Administrative Agent shall be deemed conclusive absent manifest error.

Eurocurrency Rate Borrowing means, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.

Eurocurrency Rate Loan means a Loan that bears interest at a rate based on the Eurocurrency Rate.

Eurocurrency Rate Lookback Day means the EURIBOR Lookback Day.

Eurocurrency Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(iv) [Revolving Credit Eurocurrency Rate Option].

Event of Default shall mean any of the events described in Section 9.1 [Events of Default].

Exchange Act shall mean the United States Exchange Act of 1934.

Excluded Capital Stock shall have the meaning specified in the Guarantee and Collateral Agreement.

Excluded Deposit Account shall mean (i) a deposit account that contains customer monies for remittance to taxing authorities to pay tax obligations of such customers and similar trust, escrow or deposit accounts for the benefit of persons other than the Borrower or any Subsidiary thereof so long as, in each case, such account is segregated from the concentration and operating accounts of the Borrower and its Subsidiaries and contains no funds of the Borrower or any Subsidiary thereof, (ii) any deposit account that is used solely for payment of taxes, payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (iii) fiduciary or trust accounts, (iv) any deposit account so long as the amount deposited therein does not exceed $250,000 individually, or deposit accounts so long as the aggregate amount on deposit therein, together with all other accounts of the Loan Parties that are not subject to a deposit account control agreement in favor of the Administrative Agent, does not exceed $2,000,000 for all such accounts; provided, that if any time the aggregate amount on deposit in the other accounts of the Loan Parties that are not subject to a deposit account control agreement exceeds $250,000 individually, or $2,000,000 in the aggregate, the relevant Loan Parties shall promptly comply with Section 8.1.11 of the Agreement in respect of such deposit accounts as are sufficient to cause such threshold not to be exceeded upon the effectiveness of any deposit account control agreement(s) entered into pursuant to this proviso and (v) any zero-balance account that sweeps on a daily basis.

Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (i) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (ii) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (iii) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (a) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (b) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Existing Convertible Debt has the meaning set forth in the definition of Convertible Debt.

Existing Credit Agreement shall mean that certain Credit Agreement dated as of March 31, 2020, among the Borrower, the Guarantors party thereto, the Lenders parties thereto and PNC, as Administrative Agent.

Existing Letter of Credit shall mean each letter of credit previously issued by PNC listed on Schedule 1.1(L) that is outstanding on the Closing Date.

Extended Revolving Credit Commitments has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extended Revolving Credit Loans has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extended Incremental Term Loans has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extending Incremental Term Loan Lender has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extending Lenders has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extending Revolving Credit Lender has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extension has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extension Amendment has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Extension Offer has the meaning assigned to such term in Section 2.15 [Extension of Incremental Term Loans and Revolving Credit Commitments].

Facility shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date, there is one Facility (i.e. the “Revolving Credit Facility”) and thereafter, the term “Facility” may include any Incremental Facility or other Class of Commitments and the extensions of credit thereunder.

Family Member shall mean, with respect to any individual, any other individual having a relationship with such individual by blood (to the second degree of consanguinity), marriage (which, for the avoidance of doubt, includes children through marriage) or adoption.

Family Trust shall mean, with respect to any individual, trusts or estate planning vehicles established for the benefit of such individual or his/her Family Members.

FATCA shall mean (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and (ii) any intergovernmental agreement implementing (i) above.

FCPA shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Floor shall mean a rate of interest equal zero percent (0.00%).

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Subsidiary shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

Foreign Subsidiary HoldCo shall mean any Domestic Subsidiary of the Borrower formed or acquired before, on or after the Closing Date, that has no material assets other than Capital Stock and intercompany debt of Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Government Official means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

Guarantee and Collateral Agreement shall mean the Guarantee and Collateral Agreement among the Borrower, the Guarantors and the Administrative Agent, in substantially the form of Exhibit 1.1(G) executed and delivered by the Borrower and each of the Guarantors to the Administrative Agent for the benefit of the Lenders.

Guarantor shall mean Vertex Delaware, LLC, a Delaware limited liability company, Vertex VAT Solutions, LLC, a Delaware limited liability company, and each other Person which joins this Agreement as a Guarantor after the date hereof.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. The amount of any obligation under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Hedge Liabilities shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

Increase Effective Date shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Commitments shall mean, collectively, the Incremental Term Commitments and the Incremental Revolving Commitments.

Incremental Equivalent Debt shall mean Indebtedness in an amount not to exceed $150,000,000 (provided that any amount of Incremental Equivalent Debt incurred shall reduce the total aggregate principal amount for all Incremental Commitments permitted to be incurred hereunder on a dollar-for-dollar basis), incurred by any Loan Party consisting of the issuance of one or more series of senior pari passu secured notes or loans or junior lien loans or notes (in each case, in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any secured bridge financing in lieu of the foregoing, in each case subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Secured Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Secured Obligations, a “pari passu” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that such Incremental Equivalent Debt shall be subject to the following requirements subject to the Limited Condition Acquisition Provision: (i) (A) no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom upon the incurrence of such Incremental Equivalent Debt and the use of proceeds thereof and (B) the representations and warranties of the Loan Parties in Section 6 shall then be true and correct (I) in the case of representations and warranties qualified by materiality, in all respects and (II) otherwise, in all material respects, in each case on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date); (ii) the Borrower shall be in compliance with the covenant set forth in Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio] on a pro forma basis after giving effect to the incurrence of such Incremental Equivalent Debt and any substantially concurrent use of the proceeds thereof, as if incurred on the last day of the last fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements]; (iii) the Borrower shall deliver or cause to be delivered any documents reasonably requested by the Administrative Agent in connection with such Incremental Equivalent Debt, including a certificate dated upon the incurrence thereof and executed by an Authorized Officer of the Borrower certifying that all the requirements set forth in this definition of “Incremental Equivalent Debt” have been satisfied, and including (if applicable) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (ii) immediately above; (iv) such Incremental Equivalent Debt is not secured by any assets or property of any Loan Party that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender or in connection with any funding into escrow arrangements); (v) such Incremental Equivalent Debt is not guaranteed by any Subsidiary that is not a Loan Party; (vi) such Incremental Equivalent Debt shall have terms and conditions (other than (x) principal amount, tranching, pricing terms (interest rate, fees, funding discounts and prepayment premiums), call protection and maturity and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) that in the good faith judgment of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole); (vi) the lenders with respect to such Incremental Equivalent Debt may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayments of the then existing Incremental Term Loans (if any); (vii) that the maturity date of any such Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date of any Facility then in effect, except that if such Incremental Equivalent Debt is secured on a junior lien basis, it shall have a maturity date no earlier than ninety-one (91) days after the Latest Maturity Date of any Facility then in effect (other than, in each case, with respect to a customary bridge facility that, subject to customary conditions, automatically converts into long-term debt satisfying such requirements, provided that such customary bridge facility may, prior to such conversion, be replaced by long-term debt satisfying each of the requirements of this definition) and (viii) that if any Incremental Term Loans are outstanding, the Weighted Average Life to Maturity of all Incremental Equivalent Loans shall be no shorter than the Weighted Average Life to Maturity of the then existing Incremental Term Loans, and, if no Incremental Term Loans are outstanding, then scheduled principal payments, at the time of incurrence of such Incremental Equivalent Debt, for the period from the date of such incurrence through and including the Latest Maturity Date of any Facility then in effect, shall not exceed five percent (5%) annually of the initial principal amount of such Incremental Equivalent Debt.

Incremental Facility Amendment shall have the meaning set forth in Section 3A.1(vii) [Amendment to Loan Documents - Incremental Facilities].

Incremental Lenders shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Loan shall mean any Incremental Term Loan and/or any Incremental Revolving Loan.

Incremental Revolving Commitment shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Revolving Loan shall mean any Revolving Credit Loan made pursuant to an Incremental Revolving Commitment.

Incremental Term Commitment shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Term Loan shall mean any term loan made pursuant to an Incremental Term Commitment.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of (I) any note purchase or (II) acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) (I) Capital Lease Obligations and (II) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vi) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (vii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) any Guaranty of Indebtedness of others, (ix) (I) the deferred purchase price of property or services or (II) all obligations of such Person for earnouts, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (other than (I) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, (II) prepaid or deferred revenue arising in the ordinary course of business, (III) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (IV) except to the extent included as a liability on the balance sheet of such Person in accordance with GAAP, earnouts and similar obligations), (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or (xi) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

Interest Coverage Ratio shall mean, on any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Incremental Term Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one, three or six months. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if the Borrower is renewing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) the only Interest Period available for Optional Currency Loans shall be one Month, (B) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (C) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Expiration Date or, with respect to any Incremental Term Loans, the maturity date of such Incremental Term Loans, as applicable and (D) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean any Term Rate Loan Option or Daily Rate Loan Option.

International Trade Laws shall mean all Laws relating to (a) economic and financial sanctions, trade embargoes, customs and anti-boycott measures and (b) export controls.

IP Security Agreement shall have the meaning assigned to such term in the Collateral and Guarantee Agreement.

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].

Issuing Lender shall mean PNC (through itself or one or more of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder (including as issuer of any Existing Letters of Credit), and any successor issuer pursuant to Section 10.6 [Resignation of Administrative Agent].

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Latest Maturity Date means, as of any date of determination with respect to any Facility, the latest Maturity Date of such Facility in effect on such date.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

LC Commitment means, with respect to the Issuing Lender, the commitment of the Issuing Lender to issue Letters of Credit hereunder.

LCA Election shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

LCA Test Date shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and for which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (i) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be acceptable to the Administrative Agent in its sole discretion); provided that, so long as PNC is the Administrative Agent, such confirmation in writing shall not be required in the case of PNC. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guarantee and Collateral Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Secured Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and with respect to which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (i) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be acceptable to the Administrative Agent in its sole discretion); provided that, so long as PNC is the Administrative Agent, such confirmation in writing shall not be required in the case of PNC. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guarantee and Collateral Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Secured Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder and any other Person that shall become a party hereto pursuant to an Incremental Facility Amendment, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to which such Secured Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swing Loan Lender, but not the Issuing Lender.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent of the stated amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

Limited Condition Acquisition shall mean any Permitted Acquisition or other Acquisition by the Borrower or any of its Subsidiaries permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing.

Limited Condition Acquisition Provision shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

Liquidity shall mean, at any time, the sum of (i) the Unused Revolving Credit Commitments at such time, provided that the conditions set forth in clauses (i) and (ii) of Section 7.2 [Each Loan or Letter of Credit] shall be satisfied at such time, and (ii) the aggregate amount of Unrestricted Domestic Cash at such time.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guarantee and Collateral Agreement, the IP Security Agreements, the Notes and any amendments, consents, instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans and Incremental Term Loans or any Revolving Credit Loan, Swing Loan or Incremental Term Loan.

Material Adverse Change shall mean any set of circumstances or events which (i) is or could reasonably be expected to have a material and adverse effect on the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (ii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Secured Obligations, or (iii) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Maturity Date means the maturity date of any Class of Incremental Term Loans and/or (as the context requires) the Revolving Credit Expiration Date, as applicable.

MNPI shall mean material information concerning the Borrower, any Borrower Parent Company or any Subsidiary of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Borrower Parent Company or any Subsidiary of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

Moody’s shall mean Moody’s Investor Services, Inc. and its successors.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

Net Proceeds shall mean (i) with respect to the sale, issuance or incurrence of additional Indebtedness for borrowed money by the Borrower or any Subsidiary thereof, the amount equal to (a) the aggregate amount received in cash in connection with such sale, issuance or incurrence minus (b) the underwriting discounts, the fees, commissions, stamp or other taxes and other out-of-pocket expenses incurred by the Borrower and its Subsidiaries and paid to Persons other than a Loan Party or Affiliate thereof (unless such payment to such Affiliate is approved in writing by the Administrative Agent in its sole discretion) in connection with such sale, issuance or incurrence, (ii) with respect to any Asset Sale, the amount equal to (a) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when such cash is so received) in connection with such Asset Sale minus (b) the sum of (I) the principal amount of Indebtedness that is secured by the asset that is the subject of such Asset Sale (other than Indebtedness assumed by the purchaser of such asset) and that is required to be, and is, repaid in connection with such Asset Sale (other than Indebtedness hereunder and any secured Incremental Equivalent Debt), (II) the underwriting discounts, the fees, premiums, commissions, Taxes and other out-of-pocket expenses incurred (including reasonable estimates of taxes) by the Borrower and its Subsidiaries in connection with such Asset Sale and paid to Persons other than a Loan Party or Affiliate thereof and (III) if approved by the Administrative Agent, amounts established as a reserve, reasonably established by the Borrower or any of its Subsidiaries, against liabilities under any indemnification obligations associated with such Asset Sale or other liabilities retained by the Borrower and its Subsidiaries associated with the assets sold pursuant to such Asset Sale (provided that, to the extent and at the time such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) [intentionally omitted] and (iv) with respect to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral, the amount equal to (a) the aggregate amount received in cash (including any cash received by way of deferred payment, but only as and when such cash is so received) in connection therewith minus (b) the sum of the fees, premiums, commissions, Taxes and other out-of-pocket expenses incurred (including reasonable estimates of income taxes) by the Borrower and its Subsidiaries in connection therewith and paid to Persons other than a Loan Party or Affiliate thereof.

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

Obligations shall have the meaning set forth in the definition of Secured Obligations.

OFAC means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean the following lawful currencies: Euros and Sterling and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.11.2 [Requests for Additional Optional Currencies], in each case as long as there is a published Eurocurrency Rate or Daily Simple RFR, as applicable, or a Benchmark Replacement effected pursuant to Section 4.4(d) [Benchmark Replacement Setting] with respect thereto. Subject to Section 2.11.2 [Requests for Additional Optional Currencies], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Equivalent shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Optional Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Optional Currency with Dollars on the date that is (i) with respect to Daily RFR Loans and Letters of Credit to which a Daily Simple RFR would apply, the applicable Daily Simple RFR Lookback Day, (ii) with respect to Eurocurrency Rate Loans and Letters of Credit to which a Eurocurrency Rate would apply, the applicable Eurocurrency Rate Lookback Day, and (iii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Optional Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

Optional Currency Loans shall mean Revolving Credit Loans made in an Optional Currency.

Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, or (vi) cash management, including controlled disbursement, overdraft lines, accounts or services.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate shall mean for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Optional Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error); provided that, if the Overnight Bank Funding Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00). Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participating Member State shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the Closing Date and on the Revolving Credit Expiration Date or, in the case of any Incremental Term Loans, the maturity date of such Incremental Term Loans, as applicable, or upon acceleration of the Notes.

Payment In Full and Paid in Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (except contingent indemnification obligations for which no claim has been made), termination of the Commitments and expiration or termination of all Letters of Credit (or, with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof or other arrangements with respect thereto satisfactory to the Issuing Lender).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Distributions shall mean dividends or other distributions permitted under Section 8.2.5 [Dividends and Related Distributions].

Permitted Holder shall mean the Persons listed on Schedule 1.1(PH), their Family Members, their Family Trusts and entities created for the purpose of holding Borrower Equity Interests solely for the benefit of the foregoing.

Permitted Investments shall mean:

(i)            direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)           commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(iii)          demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or P-1 or the equivalent by Moody’s on the date of acquisition;

(iv)          money market or mutual funds rated at least A by Standard & Poor’s or at least A by Moody’s;

(v)           investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;

(vi)           investments in the form of municipal bonds consistent with past practice; and

(vii)         in the case of a Foreign Subsidiary, investments of a kind or type similar to the investments described above (replacing, where applicable, United States of America or any agency or instrumentality thereof with the corresponding governmental authorities of any foreign jurisdiction and using comparable ratings, if any, customary in the relevant jurisdiction) in any country other than the United States of America where such Foreign Subsidiary is organized or maintains a business location.

Permitted Liens shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)            Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)          Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, utilities, contracts (other than for the repayment of borrowed money or as security for liabilities in respect of Interest Rate Hedges or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)            Encumbrances consisting of zoning restrictions, easements, environmental use restrictions or other restrictions on the use of real property, none of which materially impairs the use of such property for the purpose of which the Loan Parties are using such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)           Liens in favor of the Administrative Agent securing the Secured Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products);

(vii)         Any Lien existing on the Closing Date and described on Schedule 1.1(P) and extensions, refinancings, renewals or replacements thereof, provided that the principal amount secured thereby is not hereafter increased (other than by the amount of any premiums and unpaid interest with respect to the Indebtedness being refinanced and reasonable fees and expenses relating to such extension, refinancing, renewal or replacement financing), and no additional assets become subject to such Lien;

(viii)        Purchase Money Security Interests; provided that (A) such Liens secure only Indebtedness permitted by clause (iii) of Section 8.2.1 [Indebtedness] and obligations relating thereto not constituting Indebtedness, and (B) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease; and

(ix)           The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)            claims or Liens for Taxes due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)            claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)            claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)            Liens resulting from final judgments or orders in such amounts as would not constitute an Event of Default under Section 9.1.7 [Final Judgments or Orders].

(x)            Any interest of title of a lessor under, and Liens arising from, precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, operating leases permitted by this Agreement;

(xi)           Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits, and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xii)          Liens securing Indebtedness permitted under clause (ix) of Section 8.2.1 [Indebtedness], which Liens attach solely to the insurance policies financed in connection with such Indebtedness and the proceeds thereof;

(xiii)         Liens in respect of Excluded Deposit Accounts described in clause (i) of the definition of such term;

(xiv)         Liens on property or assets acquired pursuant to an acquisition permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] (and the proceeds thereof) or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to an acquisition permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or the acquisition of such Subsidiary, as the case may be, (ii) such Lien shall not apply to any other asset of the Borrower or any other Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Subsidiary is acquired, as the case may be, and any extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any premium and unpaid interest and reasonable fees and expenses relating to such extension, renewal, refinancing or replacement);

(xv)          Liens on property or assets of Foreign Subsidiaries securing Indebtedness or other obligations in an aggregate amount not to exceed the greater of $20,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period; provided that (i) such Lien shall not apply to any Collateral (including any Subsidiary Equity Interests that constitute Collateral) or any other assets of the Borrower or any Domestic Subsidiary, and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(xvi)         Liens on Capital Stock in a Joint Venture securing obligations of such Joint Venture, provided that the Borrower and its Subsidiaries own, directly or indirectly, in the aggregate less than fifty percent (50%) of the Capital Stock in such Joint Venture;

(xvii)        Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with an Investment permitted by Section 8.2.4 [Loans and Investments];

(xviii)       Liens securing Incremental Equivalent Debt;

(xix)         Other Liens securing obligations in an aggregate amount not to exceed $20,000,000 at any time outstanding.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Platform shall have the meaning specific in Section 11.5.2 [Electronic Communications].

PNC shall mean PNC Bank, National Association, its successors and assigns.

Post-Increase Revolving Lenders shall have the meaning set forth in Section 3A.1 (iv) [Adjustment of Revolving Credit Loans].

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Pre-Increase Revolving Lenders shall have the meaning set forth in Section 3A.1 (iv) [Adjustment of Revolving Credit Loans].

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced. If the Prime Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00).

Principal Office shall mean, with respect to any Currency, the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as the Administrative Agent may from time to time notify the Borrower and Lenders.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens described in clauses (i) through (v), (vii), (viii), (x), (xi), (xiii) and (xvi) of the definition of “Permitted Liens.”

Private Side Lender Representatives shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Public Side Lender Representatives shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

Purchase Money Security Interest shall mean Liens upon tangible personal property (including the proceeds thereof) securing loans to the Loan Parties or their Subsidiaries or deferred payments (including, without limitation, capitalized lease obligations under GAAP) by the Loan Parties or their Subsidiaries for the purchase or capital lease of such tangible personal property; provided that such security interest does not encumber any asset except the assets purchased (and the proceeds thereof); provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments.

Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (i) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (ii) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share shall mean:

(i)             with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swing Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

(ii)            with respect to a Lender’s obligation to make Incremental Term Loans (if any) and receive payments, interest, and fees related thereto, the proportion that such Lender’s Incremental Term Loans bears to the Incremental Term Loans of all of the Lenders, provided however that if the Incremental Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Incremental Term Loan Commitments of the Lenders and not the amount of their Incremental Term Loans.

(iii)           with respect to all other matters as to a particular Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment plus Incremental Term Loan (if any), by (b) the sum of the aggregate amount of the Revolving Credit Commitments plus Incremental Term Loans (if any) of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of “Equivalent Amount.”

Register shall have the meaning assigned to such term in Section 11.8.3 [Register].

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Governmental Body shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Optional Currency, (a) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the Currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either such Benchmark Replacement or the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

Relevant Interbank Market shall mean in relation to Euro and Sterling, the London Interbank Market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies in accordance with the terms hereof.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, or becomes the subject of a penalty assessment by, or settlement with, an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge that any aspect of its operations, including any financial transaction, represents (i) a violation of any Anti-Money Laundering Law or any International Trade Law described in clause (a) of the definition of “International Trade Laws” or (ii) a material violation of any Anti-Corruption Law or any International Trade Law described in clause (b) of the definition of “International Trade Laws”; (b) any Covered Entity has caused or would cause the Administrative Agent, any lead arranger, the Issuing Lender or any Lender to be in material violation of any Anti-Corruption Law or in violation of any International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c)  any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise materially violates any of the Anti-Corruption Law specific representations and covenants herein or violates any of the International Trade Law specific representations and covenants herein.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding principal amount Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate outstanding principal amount of any Incremental Term Loans; provided that, if at any time there are two or more Lenders that are not Defaulting Lenders, Required Lenders shall require at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Resolution Authority shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revaluation Date shall mean (i) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Optional Currency, (a) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (b) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (ii) with respect to each Borrowing Tranche of a Daily Rate Loan denominated in an Optional Currency, each date such Daily Rate Loan is outstanding; and (iii) with respect to any Letter of Credit, each of the following: (a) each date of issuance, amendment or extension of a Letter of Credit denominated in an Optional Currency, (b) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Optional Currency and (c) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified as provided herein, including as such Commitment may be reduced as provided in Section 2.4.1 [Termination or Reduction of Revolving Credit Commitments] or increased as provided in Section 3A.1 [Incremental Commitments], and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of (a) November 4, 2029 and (b) ninety-one days before the maturity date of the Existing Convertible Debt.

Revolving Credit Exposure shall mean, as to any Lender at any time, the aggregate Dollar Equivalent principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s Dollar Equivalent Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.

Revolving Credit Facility shall have the meaning assigned to such term in the second paragraph of this Agreement.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan (including Incremental Revolving Loans) made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments], Section 2.9.3 [Disbursements, Reimbursement] or 3A.1 [Incremental Commitments].

Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of the outstanding principal amount of the Revolving Credit Loans, the outstanding principal amount of the Swing Loans, and the Letter of Credit Obligations, in each case as of such time.

RFR shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, SONIA.

Sanctioned Jurisdiction shall mean a country, area, territory, jurisdiction or region that is the subject of or target of comprehensive U.S. sanctions, which countries, territories, and regions include as of the Closing Date the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine.

Sanctioned Person shall mean (i) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (a) designated on any sanctions-related list maintained by any Compliance Authority, including named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (b) located in, organized under the Laws of, or ordinarily resident in, a Sanctioned Jurisdiction; (c) owned or controlled 50% or more in the aggregate, directly or indirectly, by, or acting for, on behalf of, or at the direction of one or more Persons that are the subject of sanctions administered by OFAC; (ii) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (iii) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (iv) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

SEC shall mean the United States Securities and Exchange Commission.

Secured Debt Net Leverage Ratio shall mean, on any date, the ratio of (i) Total Funded Secured Debt of the Borrower and its Subsidiaries on such date, minus an amount equal to the lesser of (a) 100% of Unrestricted Domestic Cash as at such date, and (b) $125,000,000, to (ii) Consolidated EBITDA (x) for the period of four consecutive fiscal quarters of the Borrower then ending if such date is a fiscal quarter end or (y) for the period of four consecutive quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.

Secured Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to a Loan Party or that would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding) (collectively, the “Obligations”), (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, neither the Obligations nor the Secured Obligations shall include any Excluded Hedge Liabilities.

Secured Parties shall mean the collective reference to the Administrative Agent, the Lenders, each other holder of any Secured Obligation (including any counterparty to any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or Other Lender Provided Financial Service Product) and the successors and assigns of each of the foregoing.

Securities Act shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, as from time to time in effect.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].

SOFR shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Floor means a rate of interest per annum equal to zero basis points (0%).

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SONIA shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

SONIA Administrator shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

SONIA Administrator’s Website shall mean the Bank of England’s website, at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

SONIA Lookback Day shall have the meaning specified in the definition of “Daily Simple RFR.”

Standard & Poor’s shall mean S&P Global Ratings, a division of S&P Global, Inc.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Sterling or £ mean the lawful currency of the United Kingdom.

Stock Option Agreements shall mean the stock option agreements described on Schedule 1.1(SO), together with any replacements, supplements or amendments thereto.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (i) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (ii) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $10,000,000.

Swing Loan Lender shall mean PNC (or any of its designated branch offices or Affiliates), in its capacity as a lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

TARGET2 shall mean the real time gross settlement system by the Eurosystem, or any successor system.

TARGET Day shall mean any day on which TARGET2 is open for the settlement of payments in Euros.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term Rate Loan shall mean a Loan that bears interest at a rate based on the Term SOFR Rate or Eurocurrency Rate.

Term Rate Loan Option shall mean the option of the Borrower to have Loans bear interest under the Term SOFR Rate Option or the Eurocurrency Rate Option.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

Term SOFR Rate shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

Term SOFR Rate Loan means a Loan that bears interest based on the Term SOFR Rate.

Term SOFR Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii) [Revolving Credit Term SOFR Rate Option].

Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.

Test Period shall mean, at any time, the period of four consecutive quarters most recently ended for which financial statements of the Borrower and its Subsidiaries have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].

Total Debt Net Leverage Ratio shall mean, on any date, the ratio of (i) Total Funded Debt of the Borrower and its Subsidiaries on such date, minus an amount equal to the lesser of (a) 100% of Unrestricted Domestic Cash as at such date, and (b) $125,000,000, to (ii) Consolidated EBITDA (x) for the period of four consecutive fiscal quarters of the Borrower then ending if such date is a fiscal quarter end or (y) for the period of four consecutive quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.

Total Funded Debt shall mean, without duplication, as of any date, consolidated Indebtedness of the Borrower and its Subsidiaries on such date, other than obligations that constitute Indebtedness solely by reason of clauses (iv) or (ix)(I) of the definition of “Indebtedness”.

Total Funded Secured Debt shall mean, without duplication, as of any date, the aggregate amount of Total Funded Debt of the Borrower and its Subsidiaries on such date that is secured by a Lien on any of the assets or property of the Borrower or any of its Subsidiaries, including, in any event, without duplication, the aggregate Revolving Facility Usage, the aggregate principal amount of the Incremental Term Loans, the aggregate principal amount of any Incremental Equivalent Debt and the aggregate amount of Capital Lease Obligations of the Borrower and its Subsidiaries outstanding on such date. For the sake of clarity, Convertible Debt shall not be included in calculating Total Funded Secured Debt.

Transactions shall mean the execution, delivery and performance of the Loan Document by each of the Loan Parties, the borrowing of the Loans and the issuance of the Letters of Credit hereunder and the use of the proceeds thereof.

Type, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (i) the Base Rate, (ii) Term SOFR Rate, (iii) the Eurocurrency Rate or (iv) Daily Simple RFR.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

UK Financial Institution shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unrestricted Domestic Cash shall mean unrestricted cash and cash equivalents owned by the Borrower and each other Loan Party and not controlled by or subject to any Lien in favor of any creditor (other than Liens created under the Loan Documents and Liens constituting Permitted Liens of the type referred to in clause (xi) of the definition of such term).

Unused Revolving Credit Commitment shall mean, at any time, an amount equal to the excess, if any, of the Revolving Credit Commitments of all of the Lenders at such time over the Revolving Facility Usage at such time.

U.S. Government Securities Business Day means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Weighted Average Life to Maturity means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

Withholding Agent shall mean any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers shall mean, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated (but, if applicable, only if such amendment, modification, replacement, substitution, etc. is permitted hereunder); (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time and (x) any reference to any law or regulation herein shall, unless otherwise specified herein, refer to such law or regulation as amended, modified or supplemented from time to time.

1.3            Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to give effect to any change in GAAP occurring after the Closing Date (or, with respect to leases as set forth below, December 31, 2018) on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to give effect to any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, any lease that is characterized as an operating lease in accordance with GAAP after the Borrower’s adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Borrower’s adoption of ASC 842 (and shall not constitute Indebtedness hereunder), unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. The Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

1.4            Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.

1.5            Divisions. For all purposes under the Loan Documents, in connection with any Division/Series Transaction: (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.6            Benchmark Replacement Notification; Rates. Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7            Calculation of Baskets. If any baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently ended Test Period after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.8            Limited Condition Acquisitions.

1.8.1            Solely in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Potential Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied (subject to the last sentence of this paragraph), so long as no Potential Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrower has delivered an LCA Election (as defined below), and any Potential Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Potential Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder. Notwithstanding the foregoing, in no event shall any Event of Default described in Sections 9.1.1 [Payments under Loan Documents] or 9.1.12 [Relief Proceedings] exist immediately prior to or after giving effect for any Limited Condition Acquisition.

1.8.2            In connection with a Limited Condition Acquisition or any action being taken solely in connection with a Limited Condition Acquisition, for purposes of: (a) determining compliance with any provision of this Agreement which requires calculation of the Secured Debt Net Leverage Ratio or determining the Loan Parties’ Liquidity for purposes of determining compliance with Section 8.2.6(ii)(g) [Liquidation, Mergers, Consolidations, Acquisitions], or (b) testing availability under baskets set forth in this Agreement, in each case, at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether a Limited Condition Acquisition or any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (including, for the avoidance of doubt, the Consolidated EBITDA of or attributable to the target company or companies or assets associated with any such Limited Condition Acquisition to the extent provided in the definition of Consolidated EBITDA) and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which financial statements have been delivered to Administrative Agent pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], the applicable Loan Party or Subsidiary thereof could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, at or prior to the consummation of the relevant transaction or action, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or actions is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of the Secured Debt Net Leverage Ratio, ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such Secured Debt Net Leverage Ratio, ratio or basket availability shall be required to be satisfied both (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any pro forma increase in Consolidated EBITDA resulting from such Limited Condition Acquisition, any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any such pro forma increase in Consolidated EBITDA, incurrence of Indebtedness and the use of proceeds thereof) have not been consummated (this Section 1.8, collectively, the “Limited Condition Acquisition Provision”). The Borrower shall provide such evidence of the Borrower’s pro forma compliance as shall be reasonably requested by the Administrative Agent.

2.            REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1            Revolving Credit Commitments.

2.1.1            Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to the Revolving Credit Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1. Revolving Credit Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.

2.1.2            Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC shall, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Revolving Credit Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment provided that after giving effect to such Loan (i) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders and (ii) the aggregate Dollar Equivalent amount of Revolving Credit Loans made by a Lender together with such Lender’s Ratable Share of the sum of the Letter of Credit Obligations and the aggregate principal amount of the Swing Loans then outstanding shall not exceed such Lender’s Revolving Credit Commitment, in each case on and subject to the terms hereof. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2            Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Credit Expiration Date.

2.3            Commitment Fees. Accruing from the date hereof until the Revolving Credit Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.

2.4            Termination or Reduction of Revolving Credit Commitments.

2.4.1            Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion), to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swing Loan Commitment then in effect, the Letter of Credit Sublimit and the Swing Loan Commitment, as applicable, shall be reduced by an amount such that neither of the Letter of Credit Sublimit and the Swing Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments in full delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5            Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1            Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Credit Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Incremental Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00 noon, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Term SOFR Rate Option applies or the conversion to or the renewal of the Term SOFR Rate Option for any Loans in Dollars, (ii) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans to which the Eurocurrency Rate Option applies or the date of conversion to or renewal of the Eurocurrency Rate Option for any Optional Currency Loan, (iii) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans to which the Daily Simple RFR Option applies or the date of conversion to or renewal of the Daily Simple RFR Option for any Optional Currency Loan and (iv) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) the minimum amount of $500,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche, (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche and (C) the currency in which such Revolving Credit Loans shall be funded if the Borrower elects an Optional Currency and the applicable Interest Rate Option and Interest Period (if applicable).

2.5.2            Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Credit Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6            Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1            Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan in the requested currency (in the case of Optional Currency Loans, in Dollars if so requested by a Lender and agreed to by the Administrative Agent in its sole discretion) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the requested Optional Currency (as applicable) in immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2            Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Base Rate Loan, or, for Loans other than Base Rate Loans, prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available in the applicable currency on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available in the applicable currency to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate, and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option, or in the case of Optional Currencies, as determined by the Administrative Agent in its reasonable discretion, in each case, as applicable. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3            Making Swing Loans. PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], subject to the terms and conditions hereof, fund such Swing Loan to the Borrower in U.S. Dollars only and in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4            Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Revolving Credit Expiration Date.

2.6.5            Borrowings to Repay Swing Loans. (i) PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] or in Section 7.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

(ii)            If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swing Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6.5 by the time specified in Section 2.6.5(i), the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such amount. A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

2.6.6            Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and the Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at the Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Revolving Credit Expiration Date), (iv) not be made at any time after the Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.7            Notes. Upon the request of the applicable Lender, the Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Incremental Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and an incremental term Note, payable to the order of such Lender or its registered assigns in a face amount equal to the Revolving Credit Commitment, Swing Loan Commitment or Incremental Term Commitment, as applicable, of such Lender.

2.8            Use of Proceeds – Revolving Credit Facility. The proceeds of the Revolving Credit Loans (including Incremental Revolving Loans) shall be used to fund ongoing working capital, capital expenditures, Permitted Distributions, Permitted Acquisitions, and general corporate purposes of the Borrower and its Subsidiaries.

2.9            Letter of Credit Subfacility.

2.9.1            Issuance of Letters of Credit. The Borrower or any Loan Party may at any time prior to the Revolving Credit Expiration Date request the issuance of a standby or trade letter of credit (together with any Existing Letter of Credit, each a “Letter of Credit”), which may be denominated in either Dollars or an Optional Currency, for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 1:00 p.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrower or any Loan Party shall authorize and direct the Issuing Lender to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be deemed, for all purposes of this Agreement and the other Loan Documents, to be Letters of Credit issued hereunder for the account of the Borrower.

2.9.1.1 Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Revolving Credit Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, the Dollar Equivalent of $20,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of the Issuing Lender, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.9.1.2 Notwithstanding Section 2.9.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (iii) the proposed beneficiary thereof is a Sanctioned Person.

2.9.2            Letter of Credit Fees. The Borrower shall pay in Dollars (or, at the Administrative Agent’s option, the Optional Currency in which each Letter of Credit is issued) (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3            Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit (or, in the case of the Existing Letters of Credit, on the Closing Date), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.

2.9.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on the first Business Day after each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender plus, if such reimbursement is made after 3:00 p.m. on the Drawing Date, interest on the Dollar Equivalent of such drawn amount at the Base Rate. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have (A) made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount or (B) during the continuance of a Relief Proceeding with respect to the Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4            Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2 If the Administrative Agent (or the Issuing Lender) is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Relief Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender (or any payment made to the Issuing Lender directly) pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Administrative Agent (or the Issuing Lender, as the case be) the amount of its Ratable Share of any amounts so returned by the Administrative Agent (or the Issuing Lender) plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time.

2.9.5            Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6            Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7            Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit (including the Existing Letters of Credit), and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit (including the Existing Letters of Credit), shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)            the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)           any lack of validity or enforceability of any Letter of Credit;

(iv)           any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)            the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)           payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)          the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)         any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)            any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)             any breach of this Agreement or any other Loan Document by any party thereto;

(xi)            the occurrence or continuance of a Relief Proceeding with respect to any Loan Party;

(xii)           the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)          the fact that the Revolving Credit Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated;

(xiv)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and

(xv)          any adverse change in the relevant exchange rates or in the availability of the relevant Optional Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.

2.9.8             Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (other than Excluded Taxes), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9             Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or any drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and absent gross negligence, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.10         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)             fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii)            the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the extent provided in the last sentence of the next to last paragraph in Section 11.1 [Modifications, Amendments or Waivers];

(iii)            if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)            all or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares of the Revolving Credit Commitments (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.13 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(b)            if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to, or in respect of, such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to the portion of such Defaulting Lender’s Letter of Credit Obligations that are so collateralized during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d)            if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e)            if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv)           so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC as Swing Loan Lender and/or the Issuing Lender, as applicable, is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations and Ratable Share of Swing Loans will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.11         Utilization of Commitments in Optional Currencies.

2.11.1           Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Optional Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable. Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Optional Currency, such amount shall be the relevant Optional Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), as determined by the Administrative Agent or the Issuing Lender, as the case may be. Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Borrower, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same Currency in which the Loan was made or Letter of Credit was issued.

2.11.2           Requests for Additional Optional Currencies. The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrower’s request.

2.12         Funding by Branch, Subsidiary or Affiliate. Each Lender may make any Loan hereunder through an Affiliate or domestic or foreign branch of such Lender or Affiliate.

2.13         Currency Repayments. Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Revolving Credit Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Borrower to effect payment of a Revolving Credit Loan owed by the Borrower in the Optional Currency in which such Loan was made, the Administrative Agent may at its option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Administrative Agent may solely at its option designate. The Borrower agrees to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which any Loan to the Borrower was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of the Borrower hereunder, the Borrower’s obligations under this Section 2.13 shall survive termination of this Agreement.

2.14         Optional Currency Amounts. Notwithstanding anything contained herein to the contrary, the Administrative Agent may, with respect to notices by the Borrower for Revolving Credit Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, the Administrative Agent shall promptly notify the Borrower and the Lenders of such rounded amounts and the Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

2.15         Extension of Incremental Term Loans and Revolving Credit Commitments.

(a)                Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by (i) the Borrower to all Lenders of Incremental Term Loans of the applicable Class with a like maturity date or (ii) the Borrower to all Lenders with Revolving Credit Commitments of the applicable Class with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Incremental Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Incremental Term Loans (such extended Incremental Term Loans, the “Extended Incremental Term Loans”) and/or Revolving Credit Commitments and otherwise modify the terms of such Incremental Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Incremental Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule, optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Lender’s Incremental Term Loans) (each, an “Extension”), and each group of Incremental Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, being a separate Class; any Extended Incremental Term Loans shall constitute a separate Class of Incremental Term Loans from the Class of Incremental Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted). Each Extension Offer will specify the minimum amount of Revolving Credit Commitments or Incremental Term Loans, as applicable, with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than (i) $5,000,000 (or (a) if less, the aggregate principal amount of such Revolving Credit Commitments or Incremental Term Loans outstanding at such time or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed). If the aggregate (x) outstanding principal amount of Incremental Term Loans in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Incremental Term Loans offered to be extended pursuant to an Extension Offer, then the Incremental Term Loans of such Lenders will be extended ratably up to such maximum amount based on the Incremental Term Loans of the Lender or the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (y) outstanding amount of Revolving Credit Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended pursuant to an Extension Offer, then the Revolving Credit Commitments of such Lenders will be extended ratably up to such maximum amount based on the Revolving Credit Commitments of the Lender or the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment be subject to any “most favored nation” pricing provisions. Each Lender accepting an Extension Offer with respect to Revolving Credit Commitments of the applicable Class is referred to herein as an “Extending Revolving Credit Lender” and, together with any Lender of Extended Incremental Term Loans (an “Extending Incremental Term Loan Lender”), the “Extending Lenders” and, the Revolving Credit Commitment held by such Lender (and so extended) accepting an Extension Offer is referred to herein as “Extended Revolving Credit Commitments” (and the revolving loans made pursuant thereto, the “Extended Revolving Credit Loans”).

(b)                Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new Classes in respect of the Extended Revolving Credit Commitments or Extended Incremental Term Loans, as applicable. Any Extension Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.15. This Section 2.15 supersedes any other provisions in Section 11.1 [Modifications, Amendments or Waivers] to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c)                Terms of Extended Incremental Term Loans The terms of any Extended Incremental Term Loans will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Incremental Term Loan Lenders accepting such Extension Offer; provided that:

(i)             the final maturity date of such Extended Incremental Term Loans will be no earlier than the Latest Maturity Date of the Incremental Term Loans subject to such Extension Offer;

(ii)            the Weighted Average Life to Maturity of such Extended Incremental Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Incremental Term Loans subject to such Extension Offer;

(iii)           such Extended Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayments of Incremental Term Loans;

(iv)           such Extended Incremental Term Loans are not secured by any assets or property of any Loan Party that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender or in connection with any funding into escrow arrangements);

(v)            such Extended Incremental Term Loans are not guaranteed by any Subsidiary that is not a Loan Party; and

(vi)           except as to principal amount, tranching, pricing terms (interest rate, fees, funding discounts and prepayment premiums), call protection and maturity, the terms and conditions of such Extended Incremental Term Loans are (x) substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Incremental Term Loans subject to such Extension Offer, as determined in good faith by the Borrower or (y) reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined by the Borrower, unless (i) the Lenders of the Incremental Term Loans receive the benefit of such more favorable terms or (ii) any such provisions apply after the Latest Maturity Date of the Incremental Term Loans subject to such Extension Offer.

(d)                Terms of Extended Revolving Credit Commitments The terms of any Extended Revolving Credit Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Revolving Credit Lenders accepting such Extension Offer; provided that:

(i)             (A) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Extended Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the date of obtaining any Extended Revolving Credit Commitments shall be made on at least a pro rata basis with all other Revolving Credit Facilities;

(ii)            such Extended Revolving Credit Commitments are not secured by any assets or property of any Loan Party that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender or in connection with any funding into escrow arrangements);

(iii)           such Extended Revolving Credit Commitments are not guaranteed by any Subsidiary that is not a Loan Party; and

(iv)           except as to principal amount, tranching, pricing terms (interest rate, fees, funding discounts and prepayment premiums), call protection and maturity, the terms and conditions of such Extended Revolving Credit Commitments are (x) substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable in any material respect to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Credit Commitments subject to such Extension Offer, as determined in good faith by the Borrower or (y) reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower, unless (i) the Lenders holding the Revolving Credit Commitments subject to such Extension Offer receive the benefit of such more favorable terms or (ii) any such provisions apply after the Latest Maturity Date of the Revolving Credit Commitments subject to such Extension Offer.

(e)                Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and each applicable Extending Lender; provided that the LC Commitment of any Issuing Lender shall not be extended in connection with any Extension of Revolving Credit Commitments unless such Issuing Lender shall have consented thereto. The transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Incremental Term Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Section 5.2 [Pro Rata Treatment of Lenders] and Section 5.6 [Voluntary Prepayments] or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15 will not apply to any of the transactions effected pursuant to this Section 2.15.

3.            RESERVED

3.A            INCREMENTAL FACILITIES

3.A.1       Incremental Commitments. (i) The Borrower may by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request, from time to time after the Closing Date (a) the extension of one or more new term loan commitments or one or more increases in any existing incremental term loan commitments (any such new or increased incremental term loan commitments, an “Incremental Term Commitment”) and (b) the extension of one or more new Revolving Credit Commitments or one or more increases in the existing Revolving Credit Commitments (any such new or increased Revolving Credit Commitment, an “Incremental Revolving Commitment”), in an aggregate amount (with respect to both Incremental Term Commitments and Incremental Revolving Commitments) not to exceed $150,000,000 (provided that any amount of Incremental Commitments extended pursuant to the terms of this Agreement shall reduce the total aggregate principal amount for all Incremental Equivalent Debt permitted to be incurred hereunder on a dollar-for-dollar basis). Each Incremental Commitment shall be in an aggregate amount not less than $5,000,000 and integral multiples thereof (or such lesser amount and/or multiples as may be agreed by the Borrower and the Administrative Agent). Each notice delivered pursuant to this Section 3A.1 shall specify (I) the date (the “Increase Effective Date”) on which the Borrower proposes that the proposed Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date in which such notice is delivered to the Administrative Agent (unless otherwise consented to by the Administrative Agent in its discretion), (II) the total of the Incremental Commitments requested by the Borrower and (III) the identity of the banks, financial institutions and other entities to whom the Borrower proposes that any portion of such Incremental Commitments be allocated and the amounts of such allocations, which banks, financial institutions or other entities may or may not be existing Lenders, but who shall be Eligible Assignees. Any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any proposed new Lender shall enter into a joinder or other agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (such additional Eligible Assignees becoming Lenders and any existing Lenders providing an Incremental Commitment, collectively, the “Incremental Lenders”).

(ii)            Conditions. An Incremental Commitment shall become effective, as of the Increase Effective Date specified therefor; provided, that, subject to the Limited Condition Acquisition Provision to the extent acceptable to the Lenders and Incremental Lenders providing the relevant Incremental Commitment in connection with a Limited Condition Acquisition:

(a)            each of the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] shall be satisfied; provided that, in the case of an Incremental Commitment being used to consummate a Limited Condition Acquisition, at the Borrower’s election, to the extent acceptable to the Lenders and/or Incremental Lenders providing the relevant Incremental Commitment, the only representation and warranties that will be required to be true and correct will be (x) the representations set forth in Section 6.1.1(i) (with respect to the Loan Parties only and excluding, for all Loan Parties other than the Borrower, being in good standing under the laws of its jurisdiction of organization), Section 6.1.1(ii) (with respect to the Loan Parties only and qualified by “in all material respects”), Section 6.1.1(iv), the last sentence of Section 6.1.2, Section 6.1.3, Section 6.1.4(i), Section 6.1.4(ii) (with respect to applicable Law only), Section 6.1.7, Section 6.1.11, Section 6.1.16, Section 6.1.17 and Section 6.1.18 and (y) such of the representations made by or on behalf of the applicable target, its affiliates, its subsidiaries or their respective businesses in the acquisition agreement governing such Limited Condition Acquisition as are material to the interests of the Lenders, but, with respect to this clause (y) only, to the extent that the Borrower or the relevant Subsidiary have the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Acquisition as a result of a breach of such representations in such acquisition agreement;

(b)            no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom or from the borrowings to be made on such Increase Effective Date and the use of proceeds thereof;

(c)            with respect to any Incremental Term Commitment only, the Borrower shall be in compliance with the covenant set forth in Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio] on a pro forma basis after giving effect to the establishment of such Incremental Term Commitment, the incurrence of Indebtedness thereunder and any substantially concurrent use of the proceeds thereof, as if incurred on the last day of the last fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements].

(d)            the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Commitment, including a certificate dated the Increase Effective Date and executed by an Authorized Officer of the Borrower certifying that all the requirements set forth in this clause (ii) have been satisfied, and including (if applicable) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (c) immediately above; and

(e)            the Administrative Agent and, with respect to any Incremental Revolving Commitment, the Issuing Lender and the Swing Loan Lender shall have consented to any Lender providing such Incremental Commitments (such consents not to be unreasonably withheld or delayed).

(f)             Notwithstanding anything set forth to the contrary, any determination in connection with a Limited Condition Acquisition as to the accuracy of representations and warranties or as to the occurrence or absence of any Potential Default or Event of Default hereunder as of the date of the definitive agreements for the applicable Limited Condition Acquisition were entered into (rather than the date of consummation of the applicable Limited Condition Acquisition), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Potential Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Acquisition.

(iii)           Terms of New Loans and Commitments. The terms and conditions of Loans made pursuant to any Incremental Commitment shall be identical to the terms and conditions of the existing Revolving Credit Loans, or, if applicable, any existing Incremental Term Loans, as applicable (other than any upfront fees including upfront commitment, underwriting, syndication or other fees, and, with respect to Incremental Term Loans, other than amortization and as otherwise set forth in the proviso below), and (a) with respect to Incremental Revolving Loans, shall be part of the same class of Loans and borrowings as the existing Revolving Credit Loans and (b) with respect to any Incremental Term Loans, unless otherwise determined by the Administrative Agent, shall be part of the same class of Loans and borrowings as the existing Incremental Term Loans (if any); provided that (i) the applicable maturity of the Incremental Revolving Commitment shall be no earlier than the then existing Revolving Credit Commitments and the applicable maturity of the Incremental Term Loans (calculated without giving effect to prepayments of the Incremental Term Loans) shall be no earlier than the then existing Incremental Term Loans (if any); (ii) the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the then existing Incremental Term Loans (if any), (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any Incremental Commitments and Incremental Term Loans shall be determined by the Borrower and the Lenders thereunder; provided further that (i) in the case of Incremental Term Loans, if the effective yield in respect of such Incremental Term Loans exceeds the effective yield in respect of the then existing Incremental Term Loans (if any) by more than 0.50%, the Applicable Margin for such then existing Incremental Term Loans shall be adjusted so that the effective yield in respect of such then existing Incremental Term Loans is equal to the effective yield in respect of the new Incremental Term Loans minus 0.50%; and (iv) to the extent such terms and documentation are not consistent with the then existing Incremental Term Loans (if any) (except to the extent permitted by clause (i), (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial or other maintenance covenant is also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Maturity Date of any Facility then in effect).

(iv)            Adjustment of Revolving Credit Loans. In the case of Incremental Revolving Commitments, on the Increase Effective Date, the Borrower shall repay all Revolving Credit Loans (together with any amounts due under Section 5.10 [Indemnity] as a result of such payment) of each of the Lenders having a Revolving Credit Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Lenders”) and reborrow a like amount of Revolving Credit Loans from the Lenders (including any new Lender providing an Incremental Revolving Commitment), according to their new Ratable Shares after giving effect to such Incremental Revolving Commitments. The Administrative Agent may, to the extent the Administrative Agent considers it practicable, net payments to and borrowings from the same Lender. In addition, on the Increase Effective Date for any Incremental Revolving Commitment, each of the Pre-Increase Revolving Lenders shall automatically and without any further action by any party be deemed to have assigned to the Lenders which are acquiring Incremental Revolving Commitments on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and the Post-Increase Revolving Lenders will automatically and without any further action by any party be deemed to have assumed and purchased from the Pre-Increase Revolving Lenders, such participation interest in the Letter of Credit Obligations outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such deemed assignments and assumptions, the Letter of Credit Obligations shall be held by each Pre-Increase Revolving Lender and each Post-Increase Revolving Lender ratably in accordance with its Ratable Share after giving effect to the Incremental Revolving Commitments.

(v)            Making of New Term Loans. On any Increase Effective Date on which Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, each Lender providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Commitment.

(vi)           Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the guarantees and security interests created under the Loan Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests granted under the Loan Documents continue to be perfected after giving effect to the establishment of any such Incremental Loans or Incremental Commitments.

(vii)          Amendment to Loan Documents - Incremental Facilities. The Borrower and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to any Loan Document (an “Incremental Facility Amendment”) to appropriately include any credit commitments or extensions contemplated by this Section 3A.1, including to provide that any Incremental Loans shall share in the optional and mandatory prepayments and commitment reductions on the same basis as the then outstanding Loans and for the amortization of any Incremental Term Loans. Each Incremental Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”), together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion), and on the Increase Effective Date, Schedule 1.1(B) shall be deemed to have been amended to reflect the Incremental Commitments of such Incremental Lender as provided in such Accession Agreement.

4.          INTEREST RATES

4.1           Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to or renew any Term Rate Loan Option or Daily Simple RFR Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches (i) denominated in Dollars bearing interest under a Term Rate Loan Option shall be converted immediately to the Base Rate Option and (ii) denominated in an Optional Currency shall either (x) (A) in relation to Term Rate Loans, be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) at the end of the Interest Period therefor; and (B) in relation to Daily Rate Loans, be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) or (y) in relation to Term Rate Loans, be prepaid at the end of the applicable Interest Period in full, subject in all cases to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with any such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Eurocurrency Rate, Term SOFR Rate, Daily Simple SOFR, or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrower in such Optional Currency.

4.1.1             Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans, except that no Loan to which a Base Rate applies shall be made in an Optional Currency:

(i)             Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans under the Base Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)            Revolving Credit Term SOFR Rate Option: In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin for Revolving Credit Loans under the Term SOFR Rate Option; or

(iii)           Revolving Credit Daily Simple RFR Option. In the case of Daily RFR Loans denominated in Sterling, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Daily Simple RFR for such Currency plus the Daily RFR Adjustment plus the Applicable Margin for Revolving Credit Loans under the Daily RFR Option;

(iv)           Revolving Credit Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans denominated in Euros, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin for Revolving Credit Loans under the Eurocurrency Rate Option.

Subject to Section 4.3 [Interest After Default], interest on each Swing Loan shall be payable at a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans under the Base Rate Option.

4.1.2             [Reserved].

4.1.3             [Reserved].

4.1.4             Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2           Interest Periods. At any time when the Borrower shall select, convert to or renew a Term Rate Loan Option, the Borrower shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent at least (i) for a Term SOFR Rate Option with respect to Revolving Credit Loans or Incremental Term Loans denominated in Dollars, three (3) Business Days prior to the effective date, (ii) for a Eurocurrency Rate Option with respect to Revolving Credit Loan denominated in Optional Currencies, three Business Days prior to the effective date, and (iii) for a Daily RFR Option with respect to Revolving Credit Loans denominated in Optional Currencies, three (3) Business Days prior to the effective date. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Loan Option:

4.2.1             Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term Rate Loan shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and

4.2.2             Renewals. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.2.3             No Conversion of Optional Currency Loans. No Optional Currency Loan may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Optional Currency (except as specifically provided in the second proviso in Section 4.1) [Interest Rate Options].

4.3           Interest After Default.

4.3.1             Interest Rate. To the extent permitted by Law, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be. In addition, at any time that an Event of Default shall have occurred and be continuing, at the written request of the Required Lenders and whether or not any principal or interest of any Loan has not been paid when due, all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% per annum plus the rate otherwise applicable to such Loans as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], any principal of or interest on any Loan shall automatically bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or Section 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be (after as well as before judgment).

4.3.2             Letter of Credit Fees and Other Obligations. To the extent permitted by Law, at any time that an Event of Default shall have occurred and be continuing, at the written request of the Required Lenders, (i) the Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] shall be increased by 2.0% per annum and (ii) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], the Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] and each other Obligation hereunder if not paid when due shall automatically bear interest at the rate per annum specified in clause (i) or (ii) (as applicable) in the immediately preceding sentence (after as well as before judgment).

4.3.3             Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4           Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a)                Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i)             on or prior to the first day of an Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Eurocurrency Rate or Term SOFR Rate applicable to a Loan (in each case whether in Dollars or an Optional Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because such rate for the corresponding applicable Currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency or with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

(ii)            if at any time, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Daily Simple RFR cannot be determined pursuant to the definition thereof; or (y) with respect to any Daily Simple RFR Loan, a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(iii)           the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR with respect to any Currency cannot be determined pursuant to the definition thereof, or

(iv)           on or prior to the first day of an Interest Period, any Lender determines that for any reason in connection with any request for a Term Rate Loan (in each case whether denominated in Dollars or an Optional Currency) or a conversion thereto or a continuation thereof that (A) deposits in the applicable Currency are not available to such Lender in connection with such Term Rate Loan, or are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount, and Interest Period of such Term Rate Loan, or (B) the Term Rate Loan Option for any requested Currency or Interest Period with respect to a proposed Term Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, any Lender has provided notice of such determination to the Administrative Agent, or

(v)            any Lender has determined that for any reason in connection with any Daily Simple RFR or a conversion thereto or continuation thereof that the applicable Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans and, in each case, any Lender has provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(b)                Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(c)                Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice in reasonable detail, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

(i)             Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii)            If at any time the Administrative Agent makes a determination under Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] (a) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of an affected Interest Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Optional Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Optional Currency shall, at the Borrower’s election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Optional Currency).

(iii)            If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) upon such specified date.

(d)                Benchmark Replacement Setting.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (3) of the definition of “Benchmark Replacement”, such Benchmark Replacement.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(iv)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate or based on a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan or conversion to Loans denominated in Dollars (in the case of Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)           Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to (a) Dollars, SOFR and the Term SOFR Rate, (b) Sterling, the Daily Simple RFR applicable for such Currency, or (c) Euros, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            where the Benchmark is the Term SOFR Rate, Daily Simple SOFR;

(2)            where the Benchmark is EURIBOR, the sum of: (A) Daily Simple RFR for Euros (€STR) and (B) the related Benchmark Replacement Adjustment; and

(3)            the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5           Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in Dollars under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have continued such Borrowing Tranche at the same Option as the existing expiring Borrowing Tranche and with the same Interest Period as the existing expiring Borrowing Tranche, commencing upon the last day of the existing Interest Period. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in an Optional Currency under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], then, unless such Borrowing Tranche is repaid as provided herein, the Borrower shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If the Borrower provides any Loan Request related to a Term Rate Loan but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to Currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

4.6           Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, or Eurocurrency Rate. With respect to the Term SOFR Rate, Daily Simple SOFR, the Daily Simple RFR, or Eurocurrency Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

5.            PAYMENTS

5.1           Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue; provided that any payments of principal or interest on an Optional Currency Loan shall be made not later than the time that the Borrower shall be notified by the Administrative Agent for payments with respect to such Optional Currency. Such payments shall be made to the Administrative Agent at the Principal Office (or, with respect to loans in an Optional Currency, such other lending office as the Administrative Agent shall from time to time notify the Borrower) for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Incremental Term Loans in U.S. Dollars (or, with respect to Optional Currency Loans, at the Principal Office or, if directed by the Administrative Agent, at such other office of the Administrative Agent as the Administrative Agent shall so direct) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans (or, with respect to principal and interest on Loans denominated in an Optional Currency, the applicable time specified by the Administrative Agent pursuant to the first proviso of this Section) and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. Except as expressly provided otherwise herein, all payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Reimbursement Obligations with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any ordinary interest payment and payment of Commitment Fees in accordance with Section 2.3 [Commitment Fees], in each case in respect of Obligations, which is not made by such time to any ordinary deposit account of the Borrower with the Administrative Agent. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Optional Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Optional Currency payment amount. All fees hereunder and under any other Loan Document shall be payable in Dollars.

5.2           Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)            the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4           Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5           Interest Payment Dates. Interest on Loans to which the Base Rate Option applies or the Daily Simple RFR Option for the applicable Currency applies, shall be due and payable in arrears on each Payment Date. Interest on Loans to which a Term Rate Loan Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also at the end of each three-month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Revolving Credit Expiration Date or the maturity date of any Incremental Term Loan, upon acceleration or otherwise). Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable in the currency in which such Loan was made on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.6           Voluntary Prepayments.

5.6.1             Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least (i) one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Incremental Term Loans denominated in Dollars that bear interest at the Base Rate Option, (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans or Incremental Term Loans denominated in Dollars that bear interest at the Term SOFR Rate Option, (iii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Eurocurrency Rate Option, (iv) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Daily Simple RFR Option, or (v) no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)           the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)             a statement indicating the application of the prepayment between the Revolving Credit Loans, Incremental Term Loans and Swing Loans;

(y)            a statement indicating the application of the prepayment between Loans to which the Base Rate Option or Term SOFR Rate Option applies and Loans in Optional Currencies to which the Eurocurrency Rate Option or Daily Simple RFR Option applies; and

(z)             the Currency of such Loan and total principal amount of such prepayment, which shall not be less than (i) the lesser of the Revolving Facility Usage and $500,000 for any Revolving Credit Loans, (ii) $100,000 for any Swing Loan and (iii) $500,000 for any Incremental Term Loan.

All prepayment notices shall be irrevocable; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances or other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Incremental Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the unpaid installments of principal of the Incremental Term Loans as determined by the Borrower in its discretion and designated in the prepayment notice, provided that if the prepayment notice does not make such designation, the Incremental Term Loan prepayment shall be applied pro rata across the remaining installments of the Incremental Term Loans (including the payment due on the maturity date of any Incremental Term Loans). Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Incremental Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to the Revolving Credit Loans and Incremental Term Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans and Incremental Term Loans to which the Term SOFR Rate Option applies, then to Optional Currency Loans that are Daily Rate Loans, then to Optional Currency Loans to which the Eurocurrency Rate applies, then to Swing Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

5.6.2             Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)             the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.6.3             Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

5.7           Mandatory Prepayments.

5.7.1             Sale of Assets. In the event of any direct or indirect sale or other disposition of any of the assets (including lines of business, product lines, divisions or other business units) of the Borrower or any Subsidiary (other than sales or dispositions referred to in clause (i)-(ix) of Section 8.2.7 [Dispositions of Assets or Subsidiaries]) (each, an “Asset Sale”) the Net Proceeds of which in the aggregate with all prior Asset Sales made since the Closing Date (but only those Asset Sales the Net Proceeds of which were not applied as a prepayment as hereinafter provided in this Section 5.7.1) is greater than $20,000,000, the Borrower shall within five (5) Business Days following such sale or other disposition make a mandatory prepayment of principal on the Loans, in an amount equal to one hundred percent (100%) of the Net Proceeds of such sale or other disposition (but only to the extent in excess of such $20,000,000), together with accrued interest on such principal amount; provided that, if the Borrower or its Subsidiaries intend to cause the Net Proceeds from such sale (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire assets to be used or useful in the business of the Borrower or its Subsidiaries, and no Event of Default or Potential Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds intended by the Borrower or its Subsidiaries to be reinvested) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided, further, that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party.

5.7.2             Issuance of Debt. Within five (5) Business Days following the incurrence of any Indebtedness for borrowed money by any Loan Party or any Subsidiary thereof (except for the incurrence of Indebtedness expressly permitted under Section 8.2.1 [Indebtedness]), the Borrower shall make a mandatory prepayment of principal on the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds of such incurrence, together with accrued interest on such principal amount.

5.7.3             Material Recovery Event. In the event of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any asset of the Borrower or any of its Subsidiaries resulting in aggregate Net Proceeds of $2,500,000 or more, the Borrower shall within five (5) Business Days following the receipt of proceeds of any casualty or other insurance proceeds or condemnation or similar awards make a prepayment of principal on the Loans in an amount equal to 100% of such Net Proceeds, together with accrued interest on such principal amount; provided that, the Borrower may reinvest such Net Proceeds pursuant to the criteria set forth above with respect to reinvestment in Section 5.7.1 above.

5.7.4             Currency Fluctuations. If on any Revaluation Date, the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same. The Borrower shall pay or prepay the Loans (subject to Borrower’s indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.

5.7.5             Application of Payments. All prepayments required pursuant to Section 5.7.1 [Sale of Assets], Section 5.7.2 [Issuance of Debt; Issuance of Equity Interests] or Section 5.7.3 [Material Recovery Event] shall be applied (i) first, to the payment of the principal amount of any Incremental Term Loans by application to the unpaid installments of principal pro rata across the remaining installments of such Incremental Term Loans (including the payment due on the maturity date of such Incremental Term Loans) until the Incremental Term Loans have been paid in full, (ii) second, after the Incremental Term Loans have been paid in full, to the Swing Loans until paid in full and (iii) third, after the Swing Loans have been paid in full, to the Revolving Credit Loans until paid in full. Payments applied to the Swing Loans and the Revolving Credit Loans shall not reduce the Revolving Credit Commitment.

5.7.6             Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 to the Loans shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to other Loans denominated in Dollars, then to Loans subject to the Eurocurrency Rate Option, then to Loans subject to the Daily RFR Option denominated in an Optional Currency. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, excluding loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term Rate Option on any day other than the last day of the applicable Interest Period.

5.8           Increased Costs.

5.8.1             Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender, the Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender with an explanation thereof, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, a Daily Simple RFR or a Eurocurrency Rate, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR, Daily Simple RFR or Eurocurrency Rate-based interest rate to add (or otherwise account for) such reserve percentage.

5.8.2             Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3             Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and setting forth with reasonable detail the calculation of such amounts and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4             Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

5.9           Taxes.

5.9.1             Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2             Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3             Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4             Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5             Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6             Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7             Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E; or

(iv)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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5.9.9            Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10         Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (excluding loss of margin, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)            payment, prepayment, conversion or renewal of any Loan to which (a) a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (b) the Daily Simple RFR Option applies on a day other than the Payment Date therefor (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice;

(ii)           attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or the failure of the Borrower to borrow, convert or continue any Loan other than a Loan under the Base Rate Option on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof);

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(iii)          any failure of the Borrower to prepay any Loan under a Term Rate Loan Option in accordance with the terms hereof (whether or not such notice may be revoked in accordance with the terms hereof);

(iv)          any assignment of such Lender’s Loans under (a) a Term Rate Loan Option on a day other than the last day of the Interest Period therefor or (b) the Daily Simple RFR Option on a day other than the Payment Date therefor, pursuant to Section 5.6.2 [Replacement of a Lender] on a day other than the last day of the Interest Period therefor; or

(v)           the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Optional Currency on its scheduled due date or any payment thereof in a different currency.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11          Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent may also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. Nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment].

5.12         Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

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5.13         Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.            REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1            Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except, in the case of licensing or qualification in jurisdictions other than the state of formation, where failure to be so licensed or qualified could not reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so could not reasonably be expected to constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

6.1.2            Subsidiaries and Owners; Investment Companies. As of the Closing Date, Schedule 6.1.2 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Liens in favor of the Administrative Agent) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” registered or required to be registered under the Investment Company Act of 1940 as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

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6.1.3            Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

6.1.4            No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above), except to the extent that any such default could not reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any material agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained.

6.1.5            Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.6            Financial Statements.

(i)            Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended December 31, 2022 and December 31, 2023. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated financial as of the end of the fiscal quarters ended March 31, 2024 and June 30, 2024 (all such statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material aspects and fairly represent, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the March 31, 2024 and June 30, 2024 unaudited financial statements) to normal year-end audit adjustments (which adjustments would appear with the year-end audited statements) and the absence of footnotes.

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(ii)           Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto to the extent required to be disclosed in accordance with GAAP, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2023, no Material Adverse Change has occurred.

6.1.7            Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.8            Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, taken as a whole with all of the other information so furnished to the Administrative Agent and the Lenders, contained as of the time made or delivered any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading as of the date given (it being recognized by the Administrative Agent and the Lenders that any budgets and projections provided by the Loan Parties are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable budget or projection and that such budgets and projections are subject to uncertainties and contingencies which may be beyond the control of the Loan Parties and that actual results during the period or periods covered by any such budgets and projections may differ from projected results). As of the Closing Date, there is no fact known to any Loan Party that has resulted in a Material Adverse Change which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the Closing Date in connection with the transactions contemplated hereby.

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6.1.9            Taxes. All federal tax returns and all material state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.10          Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others which could reasonably be expected to result in a material liability to any Loan Party or Subsidiary thereof or result in a Material Adverse Change.

6.1.11          Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

6.1.12          Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.13          ERISA Compliance.

(i)            Each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws except for each noncompliance which could not be reasonably expected to result in a liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. As of the date of this Agreement, neither the Borrower nor any member of the ERISA Group maintains, sponsors, contributes to or is required to contribute to (or has, within the past five years, maintained, sponsored, contributed to, or been required to contribute to) or otherwise has any current or contingent liability or obligation under or with respect to any Pension Plan or Multiemployer Plan.

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(ii)            (a) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate could reasonably be expected to result in a liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate; and (b) neither the Borrower nor any member of the ERISA Group has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.1.14          Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party, each of its Subsidiaries is and has been in compliance with applicable Environmental Laws, except (i) as disclosed on Schedule 6.1.14, provided that such matters so disclosed could not in the aggregate result in a Material Adverse Change and (ii) for such non-scheduled noncompliance that could not reasonably be expected to result in a liability to the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate.

6.1.15          Solvency. On the Closing Date and after giving effect to the Loans hereunder made on the Closing Date, the Loan Parties taken as a whole are Solvent.

6.1.16          Sanctions and International Trade Laws. No Covered Entity nor any of their respective directors or officers, nor, to the knowledge of any of the foregoing, any employee, agent, or affiliate, in each case to the extent acting on behalf of such Covered Entity: (a) is a Sanctioned Person; (b) does any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is in violation of, or has, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors or officers, nor to the knowledge of any Loan Party, its employees, agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violations of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral.

6.1.17          Anti-Corruption Laws. No Covered Entity nor any of their respective directors or officers, nor to the knowledge of any of the foregoing, any employee, agent, or affiliate acting on behalf of such Covered Entity, is in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in material violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business in material violation of any Anti-Corruption Laws. No Covered Entity nor any of its directors or officers, nor to the knowledge of any Loan Party, its employees, agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violations of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

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6.1.18          Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders for the Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of such date and as of the date any such update is delivered. Each Loan Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

6.1.19          EEA Financial Institution. No Loan Party is an EEA Financial Institution.

7.            CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1           First Loans and Letters of Credit.

7.1.1            Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (or in all respects with regard to representations and warranties qualified by materiality), (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since December 31, 2023;

(ii)            A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified (if obtainable by the Closing Date) by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;

(iii)          This Agreement and each of the other Loan Documents signed by an Authorized Officer of each Loan Party thereto and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;

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(iv)          A written opinion of Freshfields US LLP, as counsel for the Loan Parties party, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(v)           Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;

(vi)          A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date for which financial statements are available, signed by an Authorized Officer of the Borrower, demonstrating on a pro forma basis (a) compliance with the financial covenants herein (assuming for purposes of the Secured Debt Net Leverage Ratio that the Loans borrowed on the Closing Date were borrowed on the last day of such fiscal quarter);

(vii)         Unaudited financial statements of the Borrower for the period ended June 30, 2024, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;

(viii)        Receipt of and satisfaction by the Lenders with the annual budget of the Borrower for fiscal year 2024, together with all assumptions used in preparing such budget;

(ix)           The Administrative Agent shall have received the annual financial projections for the Borrower and its consolidated Subsidiaries for the years 2024 through 2028 (including the assumptions used in preparing such projections), in form and substance reasonably acceptable to the Administrative Agent;

(x)           All material consents required to effectuate the transactions contemplated hereby, if any;

(xi)          [Reserved];

(xii)          Lien, tax and judgment searches in acceptable scope and with results reasonably acceptable to the Administrative Agent;

(xiii)        An executed Certificate of Beneficial Ownership (to the extent required under applicable Law) and such other documentation and other information requested in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

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(xiv)         Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

7.1.2            Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.2           Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) except as expressly set forth in Section 3A.1(ii)(a) in the case of any Incremental Commitment in connection with a Limited Condition Acquisition, the representations and warranties of the Loan Parties shall then be true and correct (a) in the case of representations and warranties qualified by materiality, in all respects and (b) otherwise, in all material respects, in each case on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date), (ii) except as expressly set forth in Section 3A.1(ii) in the case of any Incremental Commitment in connection with a Limited Condition Acquisition, no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be, and (v) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

8.            COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1           Affirmative Covenants.

8.1.1            Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.] and except, in the case of licensing or qualification in jurisdictions other than the state of organization, where failure to be so licensed or qualified could not reasonably be expected to result in a Material Adverse Change.

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8.1.2            Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Taxes and other assessments to which it is subject, promptly as and when the same shall become due and payable, except to the extent that (i) such Taxes and other assessments are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) the failure to discharge any such Taxes and other assessments would not reasonably be expected to result in a Material Adverse Change. Each Loan Party shall, and shall cause each of its Subsidiaries to duly pay and discharge all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

8.1.3            Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall comply with the covenants and provide the endorsements set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.

8.1.4            Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all property material to the conduct of its business.

8.1.5            Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection, provided, further, that the Borrower shall not be obligated to reimburse any Lender for any such visit and, so long as no Event of Default shall have occurred and be continuing, shall only be obligated to reimburse the Administrative Agent for one such visit in any calendar year. Without limiting the generality or comprehensiveness of the foregoing, the Loan Parties specifically agree that following the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may conduct field audits of the Loan Parties’ assets, operations, financial condition, books and records (including accounts receivable and inventory and the books and records related thereto), the cost of which shall be reimbursed to the Administrative Agent or such designees, as the case may be, by the Loan Parties.

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8.1.6            Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7            Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to result in a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds – Revolving Credit Facility] and as permitted by applicable Law.

8.1.8            Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral, whether now owned or hereafter acquired, as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.9            Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. Each of the Loan Parties covenants and agrees that it shall: (a) promptly notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) if any Collateral at any time is or becomes Blocked Property, upon request of the Administrative Agent, or any of the Lenders, provide substitute Collateral reasonably acceptable to the Lenders that is not Blocked Property; and (c) conduct and cause it Subsidiaries to conduct its or their business(es) (i) in compliance with applicable Anti-Money Laundering Laws and any International Trade Laws described in clause (a) of the definition of “International Trade Laws” and (ii) in material compliance with applicable Anti-Corruption Laws and any International Trade Laws described in clause (b) of the definition of “International Trade Laws”, and maintain in effect (and cause its Subsidiaries to maintain in effect) policies and procedures reasonably designed to help ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

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8.1.10          Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

8.1.11          Control Agreements. As soon as commercially practicable after written request therefor from the Administrative Agent, but in any event within forty-five (45) days (or such longer period as the Administrative Agent may permit in its sole discretion) of such request, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent (i) such executed deposit account control agreements as shall be requested by the Administrative Agent and (ii) a landlord’s waiver for the location of Borrower’s chief executive office, and for each other United States of America location where Borrower’s books and records are located to the extent requested by the Administrative Agent. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall any control agreement be required in respect of any Excluded Deposit Account.

8.1.12          Additional Collateral; Joinder of Subsidiaries. (i) With respect to any Collateral acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (ii) below, (y) real property interests and (z) property excluded from the scope of the Guarantee and Collateral Agreement (including Excluded Capital Stock, Excluded Deposit Accounts described in clauses (i) through (iii) of the definition of Excluded Deposit Accounts and property excluded by the proviso to Section 4.01(a) of the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a Prior Security Interest under the Collateral Documents, the Borrower shall and shall cause such Loan Party to do the following within thirty (30) Business Days or such longer period as the Administrative Agent may permit after the date of acquisition: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Lenders in such personal property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interest in such personal property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, provided that no foreign-law governed security documents shall be required; provided further, that any request for control agreements shall be subject to Section 8.1.11 [Control Agreements].

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(ii)            With respect to any Subsidiary (including any Subsidiary acquired or formed after the Closing Date), the Loan Parties agree, and agree to cause such Subsidiary to do the following within thirty (30) days or such longer period as the Administrative Agent may permit after such Person becomes a Subsidiary: (a) execute and deliver to the Administrative Agent such amendments or joinders to this Agreement, the Guarantee and Collateral Agreement and any other Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interest in the Capital Stock in such Subsidiary that is directly owned by any Loan Party provided that the Loan Parties shall not be required to grant a Prior Security Interest in more than 65% of the issued and outstanding voting Capital Stock in any first-tier Foreign Subsidiary or any Foreign Subsidiary Holdco (but for the sake of clarity, such security interest shall include 100% of the issued and outstanding non-voting Capital Stock in any first-tier Foreign Subsidiary or Foreign Subsidiary Holdco), (b) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (c) cause such Subsidiary (other than a (x) Foreign Subsidiary, (y) Foreign Subsidiary Holdco or (z) Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) (I) to become a party to this Agreement, the Guarantee and Collateral Agreement and any other Collateral Documents as a grantor and Guarantor and (II) to take such actions reasonably necessary and required by the Collateral Documents or requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders, a Prior Security Interest in the Collateral as described in the Collateral Documents with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, and (d) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, including such items as are consistent with Section 7 [Conditions of Lending and Issuance of Letters of Credit]. For the avoidance of doubt, notwithstanding any other provision of this Agreement or any other Loan Document nothing in this Section 8.1.12 shall require any Foreign Subsidiary or Foreign Subsidiary Holdco to become an obligor under this Agreement or the other Loan Documents, whether by way of guaranty or otherwise, nor shall it require the pledge of any Capital Stock of Foreign Subsidiaries or Foreign Subsidiary HoldCos other than the pledge by the Loan Parties of the Capital Stock they own directly (but not indirectly) in Foreign Subsidiaries or Foreign Subsidiary HoldCos that represent no more than 65% of the issued and outstanding voting Capital Stock in any such first-tier Foreign Subsidiary or Foreign Subsidiary Holdco and 100% of the issued and outstanding non-voting Capital Stock in any such first-tier Foreign Subsidiary or Foreign Subsidiary Holdco.

This Section shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties (including Capital Stock in any Foreign Subsidiary), or the provision of Guarantees by any Subsidiary, if, and for so long as, the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guaranty by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

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8.1.13          Certificate of Beneficial Ownership and Other Additional Information. The Loan Parties shall provide to the Administrative Agent and the Lenders: (i) to the extent applicable, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) to the extent applicable, a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.2           Negative Covenants.

8.2.1            Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;

(ii)           Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, refinancings, renewals or replacements thereof; provided there is no increase in the amount thereof (other than by the amount of any premiums and accrued and unpaid interest with respect to the Indebtedness being refinanced and reasonable fees and expenses relating to such extension, refinancing, renewal or replacement financing), or other significant adverse change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii)          Indebtedness incurred with respect to Purchase Money Security Interests (including capital leases) in an aggregate principal amount at any time outstanding not to exceed the greater of $20,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period (excluding for purposes of such cap and for the avoidance of doubt, any such Indebtedness with respect to Purchase Money Security Interests listed on Schedule 8.2.1);

(iv)          Indebtedness of a Loan Party to another Loan Party;

(v)           inter-company Indebtedness to and among Foreign Subsidiaries or a Loan Party and a Foreign Subsidiary, in each case to fund working capital requirements of a Foreign Subsidiary in the ordinary course of business consistent with past practices;

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(vi)          Any (a) Lender Provided Interest Rate Hedge, (b) Lender Provided Foreign Currency Hedge, (c) other Interest Rate Hedge or Foreign Currency Hedge or (d) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes and the documentation for any Interest Rate Hedge shall conform to ISDA standards and, to the extent the provider of any Interest Rate Hedge is provided by a Person other than a Lender or Affiliate thereof, any inter-creditor arrangements shall be reasonably acceptable to the Administrative Agent;

(vii)         Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $25,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period;

(viii)        Indebtedness owing to any depository bank in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(ix)           Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(x)           Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(xi)           Indebtedness representing deferred compensation to employees of a Borrower or any Subsidiary incurred in the ordinary course of business;

(xii)         Indebtedness of non-Loan Party Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(xiii)         the Existing Convertible Debt;

(xiv)         Indebtedness of any Subsidiary that is acquired in an Acquisition permitted under and in accordance with Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and any extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any premium and unpaid interest and reasonable fees and expenses relating to such extension, renewal, refinancing or replacement); provided that (i) such Indebtedness is not created in contemplation of or in connection with such Acquisition and (ii) the aggregate principal amount of such Indebtedness permitted under this clause (xiv) at any time outstanding shall not exceed the greater of $35,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period;

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(xv)         any Indebtedness outstanding under the Brazil Acquisition Agreement.

(xvi)        Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xvi) at any time outstanding shall not exceed the greater of $20,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period;

(xvii)       Indebtedness incurred by any Foreign Subsidiary in an aggregate Dollar Equivalent principal amount for all such Indebtedness under this clause (xvii) at any one time outstanding (other than by reason of fluctuations in currency) not to exceed the greater of $20,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period; and

(xviii)      Incremental Equivalent Debt; and

(xix)         Any other unsecured Indebtedness (including, without limitation, Convertible Debt) assumed or incurred by any Loan Party or non-Loan Party Subsidiary, not otherwise permitted under this Section so long as (A) the Borrower shall be in pro forma compliance with the maximum Secured Debt Net Leverage Ratio in effect as of the date of incurrence of such Indebtedness pursuant to Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio], in each case based on the financial statements most recently delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], as applicable, both before and after giving effect (on a pro forma basis) to such Indebtedness, (B) the Borrower shall be in compliance with financial covenant specified in Section 8.2.14 [Minimum Interest Coverage Ratio] on a pro forma basis after giving effect to incurring such additional Indebtedness, (C) the representations, covenants and events of default, taken as a whole, in respect of such Indebtedness are no more restrictive on the applicable Loan Party than the representations, covenants and Events of Default hereof, taken as a whole, (D) such additional Indebtedness shall have a maturity date at least ninety-one (91) days beyond the Latest Maturity Date of any Facility at the time of incurrence, (E) [reserved], (F) the Borrower shall have a Total Debt Net Leverage Ratio of less than 4.00 to 1.00, in each case based on the financial statements most recently delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], as applicable, both before and after giving effect (on a pro forma basis) to the incurrence of such Indebtedness, and (G) no Event of Default or Potential Default shall have occurred and be continuing, or be caused thereby, under any of the Loan Documents.

8.2.2            Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

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8.2.3            Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty of Indebtedness of another Person, except for Guaranties that would constitute Indebtedness (i) permitted under Section 8.2.1 [Indebtedness]; provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations or the Secured Obligations, such Guaranty shall be subordinated to the Obligations and/or the Secured Obligations, as the case may be, on the same terms as those contained in the subordination of such Indebtedness to the Obligations or the Secured Obligations, as applicable, and (ii) if such Indebtedness or other obligations are incurred by a Subsidiary which is not a Loan Party, such guarantee must constitute an investment permitted under Section 8.2.4 [Loan and Investments].

8.2.4            Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)            trade credit extended on usual and customary terms in the ordinary course of business;

(ii)           advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)          Permitted Investments and Permitted Acquisitions;

(iv)          loans and advances to and investments in other Loan Parties;

(v)           loans and advances to and investments in Foreign Subsidiaries in the ordinary course of business;

(vi)          investments listed on Schedule 8.2.4. hereto (but not any additions thereto, including any capital contributions, made after the Closing Date);

(vii)         [reserved];

(viii)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(ix)          endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(x)           Investments made in Joint Ventures in an aggregate amount at any one time outstanding not to exceed the greater of $15,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period;

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(xi)          obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device that is entered into for hedging (rather than speculative) purposes, provided that the documentation for any Interest Rate Hedge shall conform to ISDA standards;

(xii)         any Investment as required by, or made pursuant to, the terms of the Brazil Acquisition Agreement;

(xiii)         Investments constituting the receipt by the Borrower or any Subsidiary of non-cash consideration for any sale of assets permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions];

(xiv)        any Capped Call Transaction and the call options embedded in any Convertible Debt;

(xv)         the repurchase, redemption or satisfaction and discharge of any Convertible Debt in accordance with its terms; and

(xvi)        other loans, advances and investments in an aggregate amount not to exceed at any time outstanding the greater of (a) $15,000,000 (after giving effect to any repayment of a loan or advance, or any return of capital or payment of dividends or other distributions on investments) and (b) 15% of Consolidated EBITDA for the most recently ended Test Period.

8.2.5            Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock, on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor) except (i) any Subsidiary may declare and pay dividends ratably with respect to their Capital Stock, (ii) the Borrower may enter into, and perform its obligations (including payments of premiums in connection therewith) under, any Capped Call Transactions, (iii) any distribution or redemption in respect of Borrower Equity Interests pursuant to the terms of the Stock Option Agreements and (iv) additional dividends or distributions made by the Borrower in an aggregate amount not to exceed from and after the Closing Date the greater of (I) $15,000,000 and (II) 15% of Consolidated EBITDA for the most recently ended Test Period. Conversion of Convertible Debt into Capital Stock (other than Disqualified Equity Interests) or cash or a combination of Capital Stock (other than Disqualified Equity Interests) and cash in accordance with the terms of such Convertible Debt or payment for fractional shares in connection therewith, and the purchase, redemption, retirement or acquisition of the Convertible Debt in accordance with its terms, shall not be deemed to violate this Section 8.2.5.

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8.2.6            Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the Capital Stock of any other Person or all or substantially all of the assets of another Person or constituting a business unit, division, product line or line of business of another Person; provided that, subject to Section 1.8 in connection with a Limited Condition Acquisition:

(i)            so long as no Event of Default shall exist or arise after giving effect thereto (a) any Loan Party may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties or may transfer its assets to a Loan Party and thereafter be dissolved, (b) any Foreign Subsidiary may consolidate or merge into (x) a Loan Party so long as such Loan Party is the surviving Person in such consolidation or merger or (y) another Foreign Subsidiary; provided that, if such consolidation or merger involves the Borrower, the Borrower shall survive such merger or consolidation, and (c) a Foreign Subsidiary may transfer its assets to a Loan Party or other Foreign Subsidiary and thereafter be dissolved;

(ii)            any Loan Party may acquire (I) all or substantially all of the Capital Stock of another Person or (II) all or substantially all the assets of another Person or all or substantially all of the assets constituting a business unit, division, product line or line of business of another Person (each “Permitted Acquisition”), provided that each of the following requirements is met:

(a)           in the case of any purchase or other acquisition of Capital Stock in a Person, such Person will either (x) be merged or consolidated into a Loan Party with such Loan Party being the surviving entity or (y) be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or in the case of any purchase or other acquisition of other assets, such assets will be owned by a Subsidiary of the Borrower;

(b)           the Borrower shall, and shall cause each Subsidiary to, comply with Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries] and Section 8.2.9 [Subsidiaries and Partnerships] in accordance the terms therewith;

(c)           the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and such Permitted Acquisition was not preceded by or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any Subsidiary;

(d)           the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, similar to or a reasonable extension, development or expansion of or ancillary to one or more line or lines of business conducted by the Loan Parties and their Subsidiaries and there shall not be a breach of 8.2.10 [Continuation of or Change in Business] after giving effect to such acquisition;

(e)           no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(f)            the Borrower shall demonstrate that the Loan Parties shall have, after giving effect to any Indebtedness associated with such Permitted Acquisition, a pro forma Secured Debt Net Leverage Ratio that is not greater than 0.25 less than the Secured Debt Net Leverage Ratio required for such period under 8.2.15 [Maximum Secured Debt Net Leverage Ratio] (after giving effect, if applicable, to any increase in the maximum permitted Secured Debt Net Leverage Ratio in connection with any Eligible Step-Up Acquisition);

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(g)           the Borrower shall demonstrate that the Loan Parties shall have, after giving effect to such Permitted Acquisition and any Loans associated therewith, Liquidity of not less than Fifteen Million Dollars ($15,000,000);

(h)           the Borrower shall deliver to the Administrative Agent prior to the closing thereof (or such later date as the Administrative Agent may agree to) (i) all relevant financial information with respect to the Person or assets being acquired provided to the Loan Party by the Person being acquired or the Person selling such assets and (ii) copies of any material agreements entered into or proposed to be entered into by the Loan Parties or their Subsidiaries in connection with such Permitted Acquisition and all other information related to such Permitted Acquisition as reasonably requested by the Administrative Agent; and

(i)            the Borrower shall deliver to the Lenders such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.2.7            Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), except:

(i)            transactions involving the sale of inventory in the ordinary course of business;

(ii)           any sale, transfer, license or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii)          any sale, transfer, license or lease of assets by any wholly owned Subsidiary of such Loan Party to a Loan Party;

(iv)          any sale, transfer, license or lease of assets by any Foreign Subsidiary to another Foreign Subsidiary;

(v)           any sale, transfer, license or lease of assets in the ordinary course of business which are replaced by substitute assets acquired, licensed or leased within 180 days of such sale, transfer, license or lease of assets; provided such substitute assets are subject to the Lenders’ Prior Security Interest if the assets being sold, transferred, licensed or leased were assets of a Loan Party and subject to the Lenders’ Prior Security Interest;

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(vi)          sales of Permitted Investments (other than Interest Rate Hedges or Foreign Currency Hedges) in the ordinary course of business;

(vii)         non-exclusive licenses of intellectual property in the ordinary course of business and licenses of intellectual property to Subsidiaries of the Borrower consistent with past practice;

(viii)        any sale, transfer, license or lease of assets for which the fair market value thereof is less than $1,000,000 for any individual transaction or series of transactions;

(ix)          the settlement or early termination of any Capped Call Transactions entered into in connection with any Convertible Debt;

(x)           any sale, transfer, license or lease of assets which results in Net Proceeds in an amount of less than $25,000,000 in the aggregate with all other sales, transfers, licenses or leases permitted under this clause (x) occurring from and after the Closing Date, so long as the Net Proceeds are applied as a mandatory prepayment in accordance with and to the extent required by the provisions of Section 5.7.1 [Sale of Assets];

(xi)           the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or failure to maintain in any material respect the integrity and security of the software used in the business of the Borrower or any Subsidiary, except in each case to the extent any such abandonment, cancellation, non-renewal, discontinuance or failure, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change;

(xii)          the disposition of assets that may be required by a Governmental Authority in connection with antitrust approval of a Permitted Acquisition;

(xiii)         the disposition or transfer of property in connection with a corporate reorganization related to any Permitted Acquisition in an aggregate amount not to exceed $10,000,000; and

(xiv)        (1) investments permitted under Section 8.2.4 [Loans and Investments] and (2) dividends and other distributions permitted under Section 8.2.5 [Dividends and Related Distributions].

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8.2.8            Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm’s-length terms and conditions which upon request are fully disclosed to the Administrative Agent and are in accordance with all applicable Law; provided, that nothing contained in this Section 8.2.8 shall prevent (i) any transaction solely between or among Loan Parties not involving any Affiliate of a Loan Party that is not a Loan Party, (ii) any transaction solely between or among Foreign Subsidiaries, (iii) transactions between or among wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (iv) any Indebtedness permitted under Section 8.2.1(iv) or (v) [Indebtedness], any Guaranty permitted under Section 8.2.3 [Guaranties], any investment permitted under Section 8.2.4(ii), (iv) or (v) [Loans and Investments], any distribution, redemption or other payment permitted under Section 8.2.5 [Dividends and Related Distributions], any merger or consolidation permitted under clause (i) of Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], or any transaction permitted under Section 5.7.2 [Issuance of Equity Interests], (v) payment of salary and bonus in the ordinary course of business to officers of the Loan Parties and their Subsidiaries, (vi) payment of reasonable compensation and expense reimbursements to directors in connection with their services as directors in the ordinary course of business, (vii) any transaction contemplated by the Brazil Acquisition Agreement, (viii) the issuance of Capital Stock of the Borrower to the management of the Borrower or any Subsidiary pursuant to employment arrangements of the Borrower or any Subsidiary, (ix) fees and compensation paid and benefits provided to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees, agents or consultants of the Loan Parties or any of their Subsidiaries in the ordinary course of business, (x) any other individual transaction or series of transactions that involve an amount not to exceed $250,000, and (xi) any repurchase or redemption by a Loan Party of Convertible Debt held by one or more Affiliates on the same terms as the repurchase or redemption by third party investors who are not Affiliates.

8.2.9            Subsidiaries and Partnerships. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly (i) any Subsidiaries, unless the Loan Parties otherwise comply with Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries], or (ii) any Subsidiary that is a Joint Venture for which the arrangements with respect thereto are prohibited hereunder.

8.2.10          Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than such business which are substantially as conducted and operated by such Loan Party or Subsidiary as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

8.2.11          Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.12          [Intentionally Omitted].

8.2.13          Changes in Organizational Documents. Each of the Loan Parties shall not:

(i)            amend its certificate of incorporation (including any provisions or resolutions relating to Capital Stock, but excluding in each case the Certificate of Designations), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner that would reasonably be expected to be materially adverse to the Lenders; provided that the adoption of the Certificate of Designations shall not be deemed to violate this clause (i); or

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(ii)            change its official name or its jurisdiction of incorporation or organization without providing written notice to the Administrative Agent within fifteen (15) calendar days of such change and, in the event such change shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), obtaining the prior written consent of the Required Lenders.

8.2.14          Minimum Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 3.00 to 1.0.

8.2.15          Maximum Secured Debt Net Leverage Ratio. The Loan Parties shall not permit the Secured Debt Net Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed 3.00 to 1.00; provided however, the Borrower shall have the right, exercisable not more than two times during the term of this Agreement, by giving written notice to the Administrative Agent, to increase the maximum permitted Secured Debt Net Leverage Ratio, calculated as of the end of each of the four (4) consecutive fiscal quarters ending during the twelve-month period commencing on the date of an Eligible Step-Up Acquisition, to 3.50 to 1.00. As used in this Agreement, the term “Eligible Step-Up Acquisition” shall mean any Acquisition, or a series of related Acquisitions; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration) exceeds the Dollar Equivalent of $25,000,000.

8.2.16          Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, other than (i) this Agreement and the other Loan Documents, (ii) pursuant to an agreement in connection with a sale of assets (including Capital Stock in Subsidiaries) permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property subject to such sale (and, in the case of a sale of the Capital Stock in a Subsidiary, the property of such Subsidiary), (iii) pursuant to a contract, license or lease entered into pursuant to the reasonable business requirements of such Loan Party or Subsidiary which includes customary provisions prohibiting or restricting assignment or the granting of Liens on the rights contained therein, (iv) any agreements governing any Purchase Money Security Interests otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (v) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business, (vi) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries, (vii) customary provisions in joint venture agreements and other similar agreements not prohibited under this Agreement, and (viii) restrictions in debt agreements solely on the assets of any Foreign Subsidiary with respect to Indebtedness incurred by such Foreign Subsidiary.

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8.2.17          Limitation on Restrictions on Subsidiary Distributions. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Loan Party to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party or any Subsidiary of any Loan Party, (ii) make loans or advances to any Loan Party or any Subsidiary of any Loan Party or (iii) transfer any of its assets to any Loan Party or any Subsidiary of any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to any Loan Party or any Subsidiary thereof imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by clause (viii) of the definition of Permitted Liens or a sale of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property encumbered by such Lien or subject to such sale, (c) restrictions with respect to any Subsidiary contained in any agreement for the sale of such Subsidiary or its assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], (d) customary provisions contained in a contract, license or lease prohibiting or restricting the assignment, subleasing or sublicensing thereof and, with respect to clause (iii) of this Section 8.2.17, other prohibitions on assignment expressly permitted by Section 8.2.16 [Limitation or Negative Pledge], (e) customary provisions contained in joint venture agreements and other similar agreements applicable to Joint Ventures not prohibited by this Agreement, and (f) restrictions in debt agreements solely on the assets of any Foreign Subsidiary with respect to Indebtedness incurred by such Foreign Subsidiary.

8.2.18          Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. (a) No Loan Party shall, nor shall permit any of its Subsidiaries to, do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Administrative Agent, any lead arranger, the Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of any Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loans with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

8.2.19          [Reserved].

8.2.20          Restriction on Transfer of Intellectual Property. Each of the Loan Parties shall not transfer any copyright (including copyright applications), copyright license, patent (including patent applications), patent license, trademark (including trademark applications) or trademark license or any other intellectual property that, individually or in the aggregate with all of such disposed items of intellectual property, is material to the business of the Loan Parties and their Subsidiaries taken as a whole to any Subsidiary that is not a Loan Party or to any Joint Venture during the term of this Agreement other than any non-exclusive license in the ordinary course of business so long as the Loan Parties retain all rights required for or material to the operation of their businesses, unless consented to in writing by the Administrative Agent in its sole discretion.

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8.3           Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1            Quarterly Financial Statements. Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

If not furnished by the Loan Parties directly to the Administrative Agent and each of the Lenders, such quarterly financial statements described in this Section 8.3.1 shall be deemed furnished on the date publicly available on the U.S. Securities and Exchange Commission’s website.

8.3.2            Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent agrees that Crowe LLP is satisfactory to the Administrative Agent). The certificate or report of accountants shall be free of any going concern qualification (other than any qualification pertaining to impending debt maturities of any Indebtedness occurring within twelve (12) months of such audit).

If not furnished by the Loan Parties directly to the Administrative Agent and each of the Lenders, such quarterly financial statements described in this Section 8.3.2 shall be deemed furnished on the date publicly available on the U.S. Securities and Exchange Commission’s website.

8.3.3            Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by an Authorized Officer of the Borrower, in the form of Exhibit 8.3.3.

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8.3.4            Notices.

8.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which challenges any Lien on Collateral or that in any manner questions the validity of any Loan Document, involves a claim or series of claims that could reasonably be expected to result in liability in excess of $10,000,000 (not fully covered by insurance from a reputable insurance company that has not denied coverage) or which could reasonably be expected to constitute a Material Adverse Change provided, however, no later than the date that financial statements are required to be delivered pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], the Borrower shall advise the Administrative Agent of any claim or series of claims in excess of $10,000,000 (not fully covered by insurance from a reputable insurance company that has not denied coverage).

8.3.4.3 Organizational Documents. Without limiting the provisions of Section 8.2.13 [Changes in Organizational Documents], concurrently with the delivery of any Compliance Certificate pursuant to Section 8.3.3 [Certificate of the Borrower], (i) any amendment to the organizational documents of any Loan Party since the delivery of the prior Compliance Certificate or (ii) any change to the official name or jurisdiction of incorporation or organization of a Subsidiary of a Loan Party that is not itself a Loan Party since the delivery of the prior Compliance Certificate.

8.3.4.4 [Reserved]

8.3.4.5 ERISA Event. Promptly after the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.6 Other Reports. Promptly upon their becoming available to the Borrower:

(i)            Annual Budget. The annual budget of the Borrower, to be supplied not later than one hundred twenty (120) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)           [Reserved].

(iii)          Other Information. Such other reports and information as the Administrative Agent may from time to time reasonably request.

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9.            DEFAULT

9.1           Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1            Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligations or Letter of Credit Borrowing on the date such principal or other amount becomes due in accordance with the terms hereof or thereof, (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation within three (3) Business Days after any such interest becomes due in accordance with the terms hereof or (iii) any other amounts owing hereunder or under the other Loan Documents within five (5) Business Days after such other amount becomes due in accordance with the terms hereof or thereof;

9.1.2            Breach of Warranty. Any representation or warranty made or deemed made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (or, in the case of any such representation or warranty qualified as to the materiality, in any respect) as of the time it was made or furnished;

9.1.3            [Reserved]

9.1.4            Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.1.9 [Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Law] or Section 8.2 [Negative Covenants];

9.1.5            Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of (i) any covenant contained in Section 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements], 8.3.3 [Certificate of the Borrower], or 8.3.4.6(i) [Annual Budget], and such default shall continue unremedied for a period of five (5) Business Days after the date when due or (ii) any covenant, condition or provision hereof or of any other Loan Document (other than those specified in Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 and 9.1.5(i)) and such default shall continue unremedied for a period of thirty (30) days;

9.1.6            Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $15,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default enables or permits (with all applicable grace periods in respect of such event or condition under the documents representing such Indebtedness having expired) or causes the acceleration of any Indebtedness; provided that this Section 9.1.6 shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any right of any holder of Convertible Debt to convert such Convertible Debt to Capital Stock (other than Disqualified Equity Interests), cash or a combination of Capital Stock (other than Disqualified Equity Interests) and cash in accordance with the terms of such Convertible Debt; (iii) any actual conversion of Convertible Debt to Capital Stock (other than Disqualified Equity Interests), cash or a combination of Capital Stock (other than Disqualified Equity Interests) and cash in accordance with the terms of such Convertible Debt, and (iv) any optional right of the issuer of Convertible Debt to repurchase such Convertible Debt or call such Convertible Debt for redemption to the extent that such repurchase or redemption shall not violate Section 8.2.5 [Dividends and Related Distributions];

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9.1.7            Final Judgments or Orders. One or more final judgments or orders for the payment of money in excess of $15,000,000 in the aggregate (exclusive of (i) any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by such insurer, and (ii) any customary deductible payable in connection therewith), shall be rendered against any Loan Party or any Subsidiary thereof or any combination thereof by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.8            Loan Document Unenforceable. (i) Any material provision of any Collateral Document or other Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Collateral Document or other Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any Collateral Document or other Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), other than as a result of acts or omissions of the Administrative Agent, the Lenders or their respective Related Parties or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral purported to be covered thereby with the priority required by the applicable Collateral Document, except (A) as permitted by or pursuant to the express terms of any Collateral Document or other Loan Document or (B) as a result of the acts or omissions of the Administrative Agent, the Lenders or any of their Related Parties, including the Administrative Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (2) file Uniform Commercial Code continuation statements;

9.1.9            Uninsured Losses; Proceedings Against Assets. There shall occur (i) any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $15,000,000 in the aggregate or (ii) Collateral in excess of $15,000,000 in the aggregate is seized, levied upon or subjected to a writ or distress warrant, which seizure, levy, writ or warrant is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date thereafter, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

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9.1.10          Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Change, or the Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted in or could reasonably be expected to result in a Material Adverse Change;

9.1.11          Change of Control. a Change of Control shall occur; or

9.1.12          Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary thereof admits in writing its inability to pay its debts as they mature.

9.2           Consequences of Event of Default.

9.2.1            Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.11 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, with the consent of the Required Lenders, and upon the request of the Required Lenders shall, (i) by written notice to the Borrower, declare the commitments of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated, (ii) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount in Dollars equal to the Dollar Equivalent maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Issuing Lenders, and grants to the Administrative Agent and the Issuing Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2            Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue, amend or extend Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

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9.2.3            Set-off Enforcement of Rights and Remedies. (a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(b)            Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2.3 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.2.3(a) (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Relief Proceeding; and provided, further, that if at any time there is no Person is acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.3(b), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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9.2.4            Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 (or after the Loans have automatically become immediately due and payable as specified in Section 9.2.2 [Bankruptcy, Insolvency or Reorganization Proceedings]) and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)            First, to payment of that portion of the Secured Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii)           Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)          Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

(iv)          Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v)           Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

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(vi)          Last, the balance, if any, after all of the Secured Obligations have been Paid in Full, to the Loan Parties or as required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under the Guarantee and Collateral Agreement (including sums received as a result of the exercise of remedies with respect to such Guarantee and Collateral Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to the Secured Obligations otherwise set forth above in this Section 9.2.4.

In addition, notwithstanding the foregoing, Secured Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable holder of such Secured Obligations, as the case may be. Each holder of such Secured Obligations referred to in this paragraph that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

10.            THE ADMINISTRATIVE AGENT

10.1         Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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10.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or other relief proceeding referred to in Section 9.1.12 [Relief Proceedings] or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such proceeding or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

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10.6          Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as the Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents other than with respect to outstanding Letters of Credit issued by PNC, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

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10.8          No Other Duties, etc. Anything herein to the contrary notwithstanding, neither the Lead Arranger nor the Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9          Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended, supplemented, restated, replaced or modified from time to time.

10.10       Authorization to Release Collateral and Guarantors. Each of the Lenders, the Issuing Lender and the other Secured Parties irrevocably authorizes the Administrative Agent to release (a) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], and (b) any Guarantor from its obligations under the Guarantee and Collateral Agreement and any other Loan Document if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to Persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]. Each of the Lenders, the Issuing Lender and the other Secured Parties irrevocably authorizes the Administrative Agent, in its discretion, to subordinate or release any Lien on any Collateral to the holder of any Lien described under clauses (vii), (viii), (x) and (xvi) of the definition of “Permitted Liens” and to enter into any intercreditor agreement, subordination agreement or similar agreement acceptable to the Administrative Agent with respect to such property.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to this Section 10.10. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

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10.11        No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, Anti-Corruption Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12        Administrative Agent May File Proofs of Claim. In case of the pendency of any Relief Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.9.2 [Letter of Credit Fees] and 11.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3 [Expenses; Indemnity; Damage Waiver].

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10.13        Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Lender or Affiliate thereof, in its capacity as a provider of Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products, that obtains the benefits of Section 9.2.4 [Application of Proceeds], the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate thereto, as the case may be.

10.14       Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.14(b).

(c)            Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

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(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, subject to Section 11.8.2 [Assignments by Lenders] (other than any minimum amount requirements), in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment. For the avoidance of doubt, the parties agree that this Section 10.14(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

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(g)            Each party’s obligations, agreements and waivers under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.            MISCELLANEOUS

11.1          Modifications, Amendments or Waivers. With the written consent of the Required Lenders (except as expressly provided in Section 3A.1(vii) [Incremental Commitments] with respect to an Incremental Facility Amendment and Section 4.4(d) [Benchmark Replacement Setting] in connection with a Benchmark Transition Event), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1       Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Incremental Term Loan Commitment (if any) of any Lender hereunder without the consent of such Lender;

11.1.2       Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Revolving Credit Expiration Date or Maturity Date of any Incremental Term Loans or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (it being understood and agreed that the waiver of any default rate of interest shall only require the consent of the Required Lenders), or reduce the Commitment Fee or any other fee payable to any Lender, in each case, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this Section 11.1.2);

11.1.3       Release of Collateral or Guarantor; Subordination of Collateral. (i) Release all or substantially all of the Collateral, (ii) subordinate the Liens on all or substantially all of the Collateral to Liens in favor of any other Person or Persons or (iii) other than in connection with any sale of Collateral or of a Guarantor pursuant to a transaction permitted by the Loan Documents, release all or substantially all of the Guarantors from their respective obligations under the Collateral Documents, in each case under this Section 11.1.3 without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4       Miscellaneous. Amend the definition of “Optional Currency” or Section 2.11.2 [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders.

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provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole) or correct any typographical or ministerial error in any Loan Document, and (b) without the consent of any Lender or any Loan Party, within a reasonable time after any assignment by any Lender of some or all of its Commitments, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.1(B) to reflect such change and shall distribute such revised Schedule to each of the Lenders and the Borrower, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

11.2         No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

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11.3          Expenses; Indemnity; Damage Waiver.

11.3.1       Costs and Expenses. The Borrower shall pay (i) all reasonable, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (but not the charges of in-house counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower’s obligations to pay or reimburse for legal fees and expenses pursuant to this clause (iii) shall be limited to the reasonable and documented legal fees and expenses of a single law firm as counsel for the Administrative Agent and one additional law firm as counsel for all other such parties, taken together, plus, if reasonably necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction (which may include a single law firm as special, local or foreign counsel acting in multiple jurisdictions), except that in the case where any such Person determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Person advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented legal fees and expenses of such separate counsel shall also be paid or reimbursed.

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11.3.2       Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, provided that the Borrower’s obligation to pay or reimburse an Indemnitee for the reasonable fees, charges and disbursements of counsel under this Section 11.3.2 shall be limited to the reasonable and documented fees, charges and disbursements of a single law firm chosen by the Administrative Agent as counsel for all such Indemnitees, taken together, plus, if reasonably necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction (which may include a single law firm as special, local or foreign counsel acting in multiple jurisdictions), except that in the case where an Indemnitee determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Indemnitee advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented fees, charges and disbursements of each such separate counsel shall also be paid or reimbursed), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower or any other Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arises solely from disputes solely between or among Indemnitees (except that in the event of a dispute involving the Administrative Agent, the Issuing Lender or the Swing Loan Lender (in each case, acting in its capacity as such), the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this Section 11.3.2) to the benefit of such indemnification) not relating to, in connection with or involving acts or omissions by the Borrower, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity. This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

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11.3.4       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower and the other Loan Parties shall not assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5       Payments. All amounts due under this Section shall be payable ten (10) Business Days after demand therefor.

11.3.6       Survival. Each party’s obligations under this Section 11.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.4          Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Credit Expiration Date or Maturity Date of any Incremental Term Loans, as applicable, if such date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5          Notices; Effectiveness; Electronic Communication.

11.5.1       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

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11.5.2       Electronic Communications. (i) Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(iii)           The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. None of the Borrower, the Administrative Agent nor any of their respective Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Borrower and the Administrative Agent expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Borrower, the Administrative Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Borrower or the Subsidiaries, the Administrative Agent or any of their respective Related Parties have any liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform; provided that nothing in this clause (ii) shall limit the Borrower’s indemnity and reimbursement obligations set forth in Section 11.3 [Expenses, Indemnity, Damage Waiver], including such indemnity and reimbursement obligations with respect to any damages, including direct or indirect, special, incidental or consequential damages, losses or expenses arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party. Neither the Borrower nor the Administrative Agent is responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform. As used herein, the term “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

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11.5.3       Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.5.4       Certificates of Officers. Any certificate required to be delivered hereunder or under other Loan Documents by an officer of a Loan Party shall be delivered by such officer in its capacity as an officer of a Loan Party and not in such officer’s individual capacity.

11.6         Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7          Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8         Successors and Assigns.

11.8.1       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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11.8.2      Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $1,000,000 in the case of any Incremental Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. For the avoidance of doubt, a Lender may assign Loans and Commitments under one Facility without assigning a pro rata share of the Loans and Commitments under another Facility.

(iii)           Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that, notwithstanding anything herein to the contrary, no consent of the Borrower shall be required for the assignment of any portion of any Incremental Term Loans, but any Lender assigning any portion of any Incremental Term Loans shall have consulted with the Borrower prior to doing so; and

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(B)            the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)           Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)            No Assignment to Borrower or Competitor. No such assignment shall be made to the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Person that the assignor has actual knowledge is a direct competitor of any Loan Party.

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)          MNPI. Any assignee at the time it becomes a Lender hereunder shall designate one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(viii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

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11.8.3      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant of such Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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11.8.5       Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8.6       Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

11.8.7       Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

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11.9          Confidentiality.

11.9.1       General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person, to the extent permitted by law and except as disclosure is otherwise permitted under this Section, shall promptly notify the Borrower in advance thereof), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (viii) with the consent of the Borrower, or (ix) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. In addition, once this Agreement has been filed as a public document, the Administrative Agent may disclose to Gold Sheets usual and customary information necessary to ensure league table credit in connection with this Agreement, it being understood that, once this Agreement has been filed as a public document, tombstones referencing the syndication and arrangement of the Loans or inclusion of this Agreement on lists or in other formats, in each case providing the same information as is typically included on tombstones, shall not require prior notice thereto to, or acceptance by, any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2      Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to any Lender by any Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

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11.10        Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail or other electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.11        CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ADDITIONAL WAIVERS.

11.11.1     Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2     SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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11.11.3    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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11.12        USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)             the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)            the effects of any Bail-In Action on any such liability, including, if applicable:

(a)            a reduction in full or in part or cancellation of any such liability;

(b)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of the applicable Resolution Authority.

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11.14       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge or swap agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii)            As used in this Section 11.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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11.15        Certain ERISA Matters.

(i)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)            (I) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (III) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (IV) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii)            In addition, unless either (1) sub-clause (a) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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11.16       Non-Public Information. (i) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (b) it has identified to the Administrative Agent in writing a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

(ii)            The Borrower and each Lender acknowledge that, if information furnished by or on behalf of the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (a) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (b) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

11.17       Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

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11.18       Amendment and Restatement of Existing Credit Agreement. (a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01 hereof (or waiver in accordance with Section 9.02), the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. It is the express intent of the parties hereto that this Agreement is entered into in substitution for, and not in payment of, the obligations of the Borrower under the Existing Credit Agreement and is in no way intended to constitute a novation of any of the Borrower’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents. Upon the effectiveness hereof (I) all “Revolving Credit Loans” (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Revolving Credit Loans under (and shall be governed by the terms of) this Agreement and shall either have the same Interest Periods as in effect under the Existing Credit Agreement or an Interest Period of one month as determined by the Administrative Agent in consultation with the Borrower, (II) all “Letters of Credit” issued (or deemed issued) under the Existing Credit Agreement which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (III) all obligations constituting “Obligations” or “Secured Obligations” under and as defined in the Existing Credit Agreement or any Loan Document with any Lender which are outstanding on the Closing Date and are not being paid on such date shall continue as Obligations or Secured Obligations, as applicable, under this Agreement and the other Loan Documents, (IV) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that such Lender’s pro rata share of the outstanding Loans hereunder reflect such Lender’s pro rata share of the outstanding aggregate Loans on the Closing Date based on its Ratable Share, and (V) each Lender under this Agreement agrees to waive any right to compensation under Section 5.10 in connection with the reallocation and transactions described above.

(b)            On the Closing Date, each Lender (i) shall be deemed to have purchased a participation in each outstanding Letter of Credit in accordance with its Ratable Share and (ii) to the extent necessary, each Lender shall fund Revolving Credit Loans (or receive payment of its “Revolving Credit Loans”, as defined in the Existing Credit Agreement) such that the Revolving Credit Loans of each of the Lenders on the Closing Date are equal to its Ratable Share of the Revolving Credit Loans of all of the Lenders outstanding on the Closing Date.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	VERTEX, INC.

By:

Name:

Title:

VERTEX VAT SOLUTIONS, LLC

By:

Name:

Title:

VERTEX DELAWARE, LLC

By:

Name:

Title:

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:

Name:

Title:

SCHEDULE 1.1(A)

PRICING GRID--

VARIABLE PRICING AND FEES BASED ON TOTAL DEBT NET LEVERAGE RATIO

Level	Total Debt Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Term SOFR Rate, Eurocurrency Rate or Daily Simple RFR Spread
I	Less than or equal to 1.00 to 1.0	0.15%	1.00%	0.00%	1.00%
II	Greater than 1.00 to 1.0 but less than or equal to 2.00 to 1.0	0.175%	1.25%	0.25%	1.25%
III	Greater than 2.00 to 1.0 but less than or equal to 3.00 to 1.0	0.20%	1.50%	0.50%	1.50%
IV	Greater than 3.00 to 1.0	0.25%	1.75%	0.75%	1.75%

(a)            The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall start on the Closing Date in Level II.

(b)            The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Total Debt Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

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(c)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Debt Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Debt Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	PNC Bank, National Association	$150,000,000	50.00%
Address:	1000 Westlakes Drive,
Suite 300,
Berwyn, PA 19312-2409
Attention:	Daniel Takoushian
Telephone:	[***]
Telecopy:	[***]

Name:	TD Bank, N.A	$75,000,000	25.00%
Address:	100 East Dekalb Pike
King of Prussia, PA 19406
Attention:	Nicholas J. Stanek
Telephone:	[***]
Telecopy:

Name:	Wells Fargo Bank, N.A.	$75,000,000	25.00%
Address:	300 Barr Harbor Drive
8th Floor, Suite 850
Conshohocken, PA 19428
Attention:	James Travagline
Telephone:	[***]
Telecopy:

Total		$300,000,000	100.00%

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SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT:

Name:	PNC Bank, National Association
Address:	1000 Westlakes Drive, Suite 300
Berwyn, PA 19312-2409
Attention:	Daniel Takoushian
Telephone:	[***]
Telecopy:	[***]

With a Copy To:

Name:	Agency Services, PNC Bank, National Association
Mail Stop:	P7-PFSC-04-I
Address:	500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services
Telephone:	[***]
Telecopy:	[***]

BORROWER:

Name:	Vertex, Inc.
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	John Schwab, Chief Financial Officer
Telephone:	[***]
Telecopy:	[***]

With a Copy To:

Name:	Vertex, Inc.
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	Bryan Rowland, General Counsel
Telephone:	[***]
Telecopy:	[***]

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GUARANTORS:

Name:	Vertex VAT Solutions, LLC
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	Bryan Rowland, General Counsel
Telephone:	[***]
Telecopy:	[***]

With a Copy To:

Name:	Vertex, Inc.
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	Bryan Rowland, General Counsel
Telephone:	[***]
Telecopy:	[***]

Name:	Vertex Delaware, LLC
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	Bryan Rowland, General Counsel
Telephone:	[***]
Telecopy:	[***]

With a Copy To:

Name:	Vertex, Inc.
Address:	2301 Renaissance Boulevard
King of Prussia, PA 19406
Attention:	Bryan Rowland, General Counsel
Telephone:	[***]
Telecopy:	[***]

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